UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE RYLAND GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 27, 2011, at 8:00 a.m., local time, for the following purposes:

1.	To elect nine Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.	To consider an advisory vote on the compensation program for Ryland’s named executive officers.

3.	To consider an advisory vote on the frequency of the advisory vote on the compensation program for Ryland’s named executive officers.

4.	To approve The Ryland Group, Inc. 2011 Equity and Incentive Plan.

5.	To approve The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan.

6.

To consider a proposal from Calvert Asset Management Company, Inc. and the Nathan Cummings Foundation (stockholders) requesting stockholder approval of a request that the Board of Directors adopt quantitative goals for reducing greenhouse gas emissions from Ryland’s products and operations.

7.	To ratify the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

8.	To act upon other business properly brought before the meeting.

Stockholders of record at the close of business on February 15, 2011 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE
Secretary
March 10, 2011

PROXY STATEMENT

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 27, 2011. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 2011. Ryland’s Annual Report to Stockholders for the year ended December 31, 2010, including financial statements and accompanying notes, is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the election of Directors, the approval of the compensation program for Ryland’s named executive officers, the approval of an annual advisory vote on executive compensation, the approval of the 2011 Equity and Incentive Plan, the approval of the 2011 Non-Employee Director Stock Plan and the appointment of Ernst & Young LLP as Ryland’s accounting firm for 2011 and AGAINST the stockholder proposal of Calvert Asset Management, Inc. and the Nathan Cummings Foundation set forth in this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

The votes that stockholders cast “for” must exceed the votes stockholders cast “against” to approve the advisory vote on the compensation programs for Ryland’s named executive officers. Because this vote is advisory, it is not binding on the Board of Directors or Ryland. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The frequency of the advisory vote on the compensation program for Ryland’s named executive officers receiving the greatest number of votes — every three years, every two years or every one year — is the frequency that stockholders approve. The Board has recommended that stockholders approve a frequency of one year. Because this vote is advisory, it is not binding on the Board of Directors or Ryland. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Approval of The Ryland Group, Inc. 2011 Equity and Incentive Plan, The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan, the stockholder proposal of Calvert Asset Management Company, Inc. and the Nathan Cummings Foundation, and the ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2011, require the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ryland will utilize the services of Georgeson Inc. in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,750, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 15, 2011 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 44,205,340 shares of Common Stock outstanding as of the close of business on February 15, 2011. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

Please read this important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 27, 2011. This Proxy Statement and proxy as well as the Annual Report to Stockholders for the year ended December 31, 2010, are available at http://investor.shareholder.com/ryl/sec.cfm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Directors listed below (nine in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the nine Directors named below.

Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

The Board is required under the Securities and Exchange Commission and New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders. The Board has established Guidelines on Significant Corporate Governance Issues which are available on Ryland’s Web Site at www.ryland.com. Under the Guidelines, it is Ryland’s policy that the Board should be composed predominantly of independent directors. Based on the Board’s Guidelines and the New York Stock Exchange corporate governance standards, the Board, at its meeting held on February 23, 2011, has determined that all Directors, except Mr. Nicholson, meet the definition of “independence.”

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2012 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April 2012, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws. The stockholders’ notice shall set forth, as to

(a)       each person whom the stockholder proposes to nominate for election as a Director:

•                   name, age, business address and residence address of the person,

•                   the principal occupation or employment of the person,

•                   the number of shares of Ryland stock which are beneficially owned, if any, by the person, and

•                   any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor act or regulation; and

(b)       the stockholder giving the notice:

•                   the name and record address of the stockholder, and

•                   the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Set forth below is information regarding the Directors nominated for election at the Annual Meeting of Stockholders, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as Directors of Ryland.

Name, Age and Year in
which First Elected a Director	Principal Occupation for Five Prior Years and Other Information

Leslie M. Frécon 57 (1998)	Chairman and Chief Executive Officer of LFE Capital, LLC; and Director of Avant Healthcare LLC, Portero, Inc., Coolibar, Inc., Halo Innovations, Inc. and Immaculate Baking Company, Inc.

As Chair and Chief Executive Officer of LFE Capital, LLC, a private equity investment management firm, Ms. Frécon leads the fundraising, investment and operational activities and works actively with the management teams of portfolio companies to build their enterprise value. Previously, Ms. Frécon was an executive with General Mills Inc., a global consumer food products company. In her 17 years with General Mills, she served in financial and operational management roles, including Senior Vice President of Corporate Finance with responsibility for worldwide finance, treasury, risk management and business development functions. Given her experience as head of a private equity firm and involvement on the Boards of the portfolio companies in which it invests, Ms. Frécon provides valuable perspectives on the business and financial issues discussed and considered by Ryland’s Board.

Roland A. Hernandez 53 (2001)	Chairman of and Chief Executive Officer of Telemundo Group, Inc. until 2000; and Director of Vail Resorts, Inc., MGM Mirage, Inc. and Sony Corporation.

Mr. Hernandez provided executive leadership and helped develop the business strategies that led to Telemundo Group, Inc. becoming a highly successful Spanish speaking telecommunications corporation. Since leaving this organization, Mr. Hernandez remains active as a business advisor and consultant to various commercial enterprises. Mr. Hernandez has significant experience with service on the Boards of many large corporations which, in addition to the ones listed above, includes Wal-Mart Stores, Inc. and Lehman Brothers Holdings, Inc. Given his background, Mr. Hernandez brings an extensive business knowledge and financial experience to Ryland’s Board of Directors.

William L. Jews 59 (1995)

Chairman of the Board of Directors of Ryland; President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006; and Director of Choice Hotels International, Inc., Fortress International Group Inc., Camden Learning Corporation and KCI Technologies Inc.

Mr. Jews was instrumental in the expansion and growth of CareFirst Blue Cross Blue Shield in the Mid-Atlantic markets that it served which led it to generate over $6 billion in annual revenue. As President and Chief Executive Officer, Mr. Jews led this successful and complex health insurance administrator and servicer during a time of numerous business, market and regulatory challenges. He serves on the Board of a leading national hotel chain, Choice Hotels International, as well as having served as a Director for a nationally recognized leader in credit-related services, MBNA Corporation. His experience on several Boards provides him with a broad range of experience and knowledge which is relevant to his current role as Chairman of Ryland’s Board of Directors.

Ned Mansour 62 (2000)	President of Mattel, Inc. until 2000; and Director of Blue Nile, Inc.

Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as an attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour serves on the Board of Directors of Blue Nile, Inc., a leading online retailer of diamonds and fine jewelry, and previously served as a member of the Board of Mattel, Inc. and Big Lots, Inc., a national retailer. With his legal, operational and managerial experience, Mr. Mansour brings an informed insight and understanding to Ryland’s Board and the work of its various committees.

Robert E. Mellor 67 (1999)

Chairman of the Board of Directors and Chief Executive Officer of Building Materials Holding Corporation until 2010; Lead Director of Coeur d’Alene Mines Corporation and Lead Director of Monro Muffler Brake, Inc.

As Chairman and CEO of Building Materials Holding Corporation, Mr. Mellor headed a corporation that was a key supplier of labor and materials to the homebuilding industry. As a result, Mr. Mellor has a significant knowledge of Ryland’s core homebuilding business and the challenges we face in the markets that drive our business results. As a result of the downturn in the building materials industry, Building Materials Holding Corporation went through a Chapter 11 restructuring in 2009 and emerged from the restructuring in 2010. Mr. Mellor is no longer an officer of Building Materials Holding Corporation. Mr. Mellor previously was of counsel with the leading national law firm of Gibson, Dunn & Crutcher, LLP and, therefore, has a valuable knowledge and understanding of the legal issues and regulatory complexities that Ryland must address as a publicly traded homebuilder.

Name, Age and Year in
which First Elected a Director	Principal Occupation for Five Prior Years and Other Information

Norman J. Metcalfe 68 (2000)	Director of The Tejon Ranch Company (real estate development).

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He is a Director of The Tejon Ranch Company, a diversified real estate development and agribusiness company located in Southern California. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and member of the Board of Directors and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Homes). As Chairman of the Board’s Finance Committee, Mr. Metcalfe has been instrumental in the financing and capital structure decisions that have helped Ryland maintain a strong balance sheet.

Larry T. Nicholson 53 (2009)

President and Chief Executive Officer of Ryland; Executive Vice President and Chief Operating Officer until 2008; President of the Southeast Region of Ryland Homes until 2007; President of the Orlando Division of Ryland Homes until 2005.

Mr. Nicholson was promoted in June 2009 to the position of Chief Executive Officer of Ryland. Mr. Nicholson has been with Ryland since 1996 when he joined as a Division President in the South Region. Throughout his working career, Mr. Nicholson has held a wide variety of positions within the homebuilding industry. Given his expertise as a senior manager at all key levels within our organization and his extensive knowledge about the homebuilding business, Mr. Nicholson now leads our organization with all the critical skills necessary to continue Ryland’s role as a leading public homebuilder. His role on the Board is essential to linking the operational and strategic decisions necessary to continue Ryland’s success.

Charlotte St. Martin 65 (1996)	Executive Director of the Broadway League since 2006; and Executive Vice President of Loews Hotels until 2005.

Ms. St. Martin brings valuable insight and knowledge from her prior experience managing the operations of Loews Hotels, a national hotel brand that operates in similar markets to Ryland. As an executive with Loews Hotels, she was involved with the critical elements necessary for the operational success of Loews’ principal resort properties and hotels. Prior to her position as a senior executive, Ms. St. Martin directed a major business operation as the President and Chief Executive Officer of a 1,600 room hotel which employed 2,000 people. Ms. St. Martin has served on the Boards of Gibson Greetings, Inc. and Metropolitan Bank. Given her executive managerial experience and knowledge of the markets in which we operate, Ms. St. Martin provides valuable input into the deliberations and decisions of Ryland’s Board of Directors.

Robert G. van Schoonenberg 64 (2009)

Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC; Co-Managing Partner of AmeriCap Partners, LLC; Executive Vice President and General Counsel of Avery Dennison Corporation until 2009; and Director of Guidance Software, Inc., and Altair Nanotechnologies, Inc.

Mr. van Schoonenberg leads BayPoint Capital Partners, a private equity/advisory firm, and is Co-Managing Partner at AmeriCap Partners, a growth capital investment firm. He previously was an executive with Avery Dennison Corporation, a highly diversified international corporation. Avery Dennison operates in the core businesses of pressure-sensitive labeling and materials, retail information services and office and consumer products. As an executive officer of Avery Dennison, Mr. van Schoonenberg was involved in the key decisions related to its businesses as well as the challenges of operating a highly diversified organization facing a wide range of complex legal and regulatory issues. In his current roles with two investment firms, Mr. van Schoonenberg is critically involved in the development and growth of various emerging businesses. With his background and experience, Mr. van Schoonenberg brings a broad range of talents, knowledge and expertise to Ryland’s Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 15, 2011, are:

	Amount and Nature
Name and Address	of Beneficial Ownership	Percent of Class
FMR LLC	6,618,093 (1)	15.0%
82 Devonshire Street
Boston, MA 02109

BlackRock Inc.	4,487,126 (2)	10.2%
40 East 52nd Street
New York, NY 10022

State Street Corporation	3,490,399 (3)	7.9%
One Lincoln Street
Boston, MA 02111

Janus Capital Management LLC	2,722,513 (4)	6.2%
151 Detroit Street
Denver, CO 80206

(1)          Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011, FMR LLC (“FMR”) has reported that it beneficially owns the number of shares indicated in the table above. FMR’s wholly-owned subsidiary, Fidelity Management and Research Company (“Fidelity”) beneficially owns 6,144,033 shares of Ryland’s Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR, and certain affiliated funds each has sole power to dispose of the shares owned by Fidelity, but none of these entities has sole voting power with respect to these shares (which power rests with the Boards of Trustees of various Fidelity funds). Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 474,060 shares of Ryland’s Common Stock in its role as investment manager. Mr. Johnson and FMR each has sole dispositive power over 474,060 shares and sole voting power over 474,060 shares owned by the accounts managed by PGALLC.

(2)          Based on information contained in a Schedule 13G/A filed with the SEC on January 10, 2011, all of these shares are owned with sole voting and dispositive power.

(3)          Based on information contained in a Schedule 13G filed with the SEC on February 11, 2011, all of these shares are owned with shared voting and dispositive power.

(4)          Based on information contained in a Schedule 13G filed with the SEC on February 14, 2011, Janus Capital Management LLC (“Janus Capital”) has shared voting and shared dispositive powers with respect to the shares indicated in the table above. Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to this ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of reporting beneficial ownership. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients. As a result of its role as investment adviser or sub-adviser to its managed portfolios, Perkins may be deemed to be the beneficial owner of 2,722,513 of the shares of our Common Stock held by the managed portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the managed portfolios and disclaims any ownership associated with such rights.

The following table sets forth, as of February 15, 2011, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
Leslie M. Frécon	119,659
Roland A. Hernandez	84,531
William L. Jews	127,180
Ned Mansour	111,741
Robert E. Mellor	144,473 (2)
Norman J. Metcalfe	150,741
Charlotte St. Martin	80,197
Robert G. van Schoonenberg	8,709
Larry T. Nicholson	735,011
Gordon A. Milne	341,633
Keith E. Bass	133,098
Peter G. Skelly	141,594
David L. Fristoe	139,618
Directors and executive officers as a group (16 persons)	2,894,096

(1)          The Directors, nominees or executive officers do not individually own more than 1 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 6.5 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 15, 2011, as follows: Ms. Frécon, 90,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 100,000 shares; Mr. Metcalfe, 100,000 shares; Ms. St. Martin, 60,000 shares; Mr. Nicholson, 348,668 shares; Mr. Milne, 176,667 shares; Mr. Bass, 57,334 shares; Mr. Skelly, 67,094 shares; Mr. Fristoe, 63,534 shares; and Directors and executive officers as a group, 1,548,299 shares.

Includes shares represented by restricted stock units as follows: Mr. Nicholson, 317,320 shares; Mr. Milne, 97,333 shares; Mr. Bass, 60,000 shares; Mr. Skelly, 60,000 shares; Mr. Fristoe, 45,666 shares; and Directors and executive officers as a group, 707,317 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Nicholson, 576 shares; Mr. Fristoe, 1,954 shares; and Directors and executive officers as a group, 14,745 shares.

Includes shares of Common Stock that have been allocated to the Directors’ deferred compensation plan accounts as follows: Mr. Hernandez, 9,863; Mr. Mansour, 19,277 shares; Mr. Metcalfe, 19,277 shares; and Ms. St. Martin, 6,000 shares.

(2)          Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2010, the Board of Directors held five meetings. All incumbent Directors attended at least 75 percent of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2010. Directors are expected to attend the 2011 Annual Meeting of Stockholders and the entire Board was present at last year’s meeting. The Board of Directors of Ryland has Audit, Compensation, Finance, and Nominating and Governance Committees. Each of the Committees has adopted a Charter, all of which are available for viewing on Ryland’s Web Site at www.ryland.com.

As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of senior management. With respect to this oversight responsibility, the Board of Directors has delegated primary responsibility for risk oversight and the monitoring of Ryland’s significant areas of risk to the Audit Committee. Specifically, the Audit Committee has prepared and uses a Risk Control Matrix which identifies in detail the various risk review factors that the Audit Committee reviews, monitors and manages. Additionally, the Audit Committee works with the management of Ryland to identify key areas of risk in Ryland’s business operations and corporate functions for further review and analysis. The Audit Committee focuses on and discusses certain key areas of risk at its meetings based on a pre-established agenda of topics. Areas of risk that are periodically reviewed, in some cases in conjunction with other Committees of the Board, include liability and litigation management, land and inventory valuation, land acquisition review and approval process, mortgage finance markets and indemnities, warranty reserves, public reporting disclosure, legal compliance and regulatory matters.

The Audit Committee of the Board of Directors was composed of Directors Frécon, Hernandez, Metcalfe and van Schoonenberg. The Audit Committee reviews Ryland’s financial statements and reports, the audit services provided by Ryland’s independent public accountants and the reports of Ryland’s internal auditors. During 2010, four meetings of the Audit Committee were held.

The Finance Committee of the Board of Directors was composed of Directors Frécon, Hernandez, Mellor and Metcalfe. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were three meetings of the Finance Committee during 2010.

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Mansour, Mellor and St. Martin served as Compensation Committee members during 2010. The Compensation Committee members do not have interlocking relationships with compensation committees of other companies. During 2010, the Compensation Committee held five meetings. For information regarding Ryland’s processes and procedures for evaluating and determining executive and Director compensation, please refer to the “Compensation Discussion and Analysis” and the section entitled “Compensation Governance” on page 12 of this Proxy Statement.

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and van Schoonenberg were the members of the Nominating and Governance Committee, which held three meetings during 2010. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience.

The Nominating and Governance Committee evaluates potential nominees for election to the Board of Directors based on a wide variety of factors. These factors include the candidate’s background and qualifications, diversity and business experience, including experience related to Ryland’s homebuilding and mortgage finance businesses, as well as the appropriate fit and interrelationship with the other Board members. Potential Board candidates meet with current Board members as part of the selection process. The Nominating and Governance Committee determines the need to add Board members based on a periodic assessment of the appropriate size of Ryland’s Board and the effectiveness of the Board’s communications and decision-making given the number and composition of the Board. The Nominating and Governance Committee seeks to maintain a diverse membership on Ryland’s Board and the current membership reflects the Committee’s objective of selecting candidates who bring diversity to the composition of Ryland’s Board. The Nominating and Governance Committee does not have a formal policy regarding diversity in identifying nominees for a Directorship but rather considers diversity among the various factors relevant to any particular nominee.

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management Directors including only independent Directors at least once a year. The non-management Chairman of the Board is Mr. Jews, who has presided at these executive sessions. The Board of Directors does not have a fixed policy as to whether the role of the Chief Executive Officer and the Chairman of the Board of Directors should be separate. When the two positions are combined or there is not an independent Board Chair, the Board of Directors will designate a Lead Director from among its non-management Directors. The Lead Director will then have responsibility for various matters including chairing executive sessions of the Board of Directors and acting as a liaison between non-management Directors and the management of the Company.

While Ryland has combined the Chief Executive Officer and Board chair positions in the past, the Board of Directors determined that considering current circumstances and the make-up of the Board it is most appropriate at this time for the positions to be separated. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for meetings of the Board of Directors and presides over meetings of the full Board of Directors and executive sessions of the Board of Directors. Our Chief Executive Officer serves on our Board of Directors, which we believe helps the Chief Executive Officer serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the Chief Executive Officer’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

The Board of Directors has adopted a Code of Ethics which is applicable to the Board of Directors, senior officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. Any waiver of the Code of Ethics for Directors or executive officers will be promptly disclosed to stockholders on Ryland’s Web Site. The Board has also adopted a Policy for the Review of Transactions with Related Persons which governs all transactions with related parties, given the potential for real or perceived conflicts of interest. The Nominating and Governance Committee is responsible for implementing the Policy, and reviews, approves or ratifies all transactions with related persons. The Policy governs any transaction or series of transactions over $120,000 in which Ryland is or would be a participant, and in which any Director, executive officer or 5 percent stockholder of Ryland or members of their immediate families would have a direct or indirect material interest. The Code of Ethics and Policy for the Review of Transactions with Related Persons are available on Ryland’s Web Site at www.ryland.com.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that Directors Roland A. Hernandez, Norman J. Metcalfe, Leslie M. Frécon and Robert G. van Schoonenberg, who are members of the Audit Committee, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee discussed with Ryland’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Audit Committee has discussed with the internal auditors and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee noted that Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, and concluded that Ernst & Young LLP’s independence was maintained. The Audit Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2011.

For the fiscal years ended December 31, 2010 and 2009, professional services for Ryland were performed by Ernst & Young LLP. Total fees billed by Ernst & Young LLP aggregated $912,500 and $941,000 for the fiscal years ended December 31, 2010 and 2009, respectively, and were composed of the following:

Audit Fees: The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2010 and 2009 were $793,600 and $798,000, respectively. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees:  The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2010 and 2009 were $95,900 and $88,000, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and other financial accounting/reporting matters.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2010 and 2009 were $23,000 and $55,000, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

All Other Fees: No other fees were billed by Ernst & Young LLP in either fiscal year 2010 or fiscal year 2009.

The Audit Committee annually approves in advance each year’s engagement for audit services. The Audit Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were pre-approved by the Audit Committee.

Audit Committee of the Board of Directors

Roland A. Hernandez, Chairman

Leslie M. Frécon

Norman J. Metcalfe

Robert G. van Schoonenberg

February 22, 2011

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below as required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Proxy Statement for Ryland’s Annual Meeting of Stockholders to be held on April 27, 2011.

Compensation Committee of the Board of Directors

Robert E. Mellor, Chairman

William L. Jews

Ned Mansour

Charlotte St. Martin

February 22, 2011

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Annual and long-term compensation, equity awards and competitive benefits are the primary tools used by Ryland to attract, retain and motivate managers to deliver maximum performance in comparison to our competitors and enhance value to our stockholders. As a result, Ryland, through the leadership of the Compensation Committee of the Board of Directors, has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategies. Additionally, while taking into account the need for appropriate succession planning, our compensation programs include a retention feature which is designed to maintain the continuity of our management team, and especially the continuity of our senior executive officers.

Ryland’s compensation philosophy is to tie a significant portion of management compensation to the performance of the Company as well as to recognize the business environment in which the Company operates. Accordingly, the aggregate compensation of named executive officers declined significantly after 2006 consistent with the losses experienced by the Company because of distressed market conditions. Base salaries generally remained flat, excluding increases for promotions, and variable cash incentives declined substantially in 2007 and were further reduced in 2008 and 2009 (including both the maximum target and the actual awards) in line with Company performance and Ryland’s efforts to control costs. Long-term incentive awards increased modestly in 2010 as operations stabilized and Ryland focused on the retention of its key management personnel. Overall, Ryland believes its approach to compensation is aligned with its financial performance and the interests of its stockholders.

Executive Compensation Elements

The Compensation Committee has designed the elements of the compensation program for executive officers to advance the short- and long-term strategies of the Company. The following chart sets forth various compensation elements under the Company’s executive compensation program, each of which is described in further detail in this Compensation Discussion and Analysis.

Program Element	Purpose

Base Salary	• Provides executives with a fixed portion of pay that is not performance-based and which is generally targeted at the average of our industry benchmarks.

Annual Bonus Incentives	• Rewards executives for annual performance results relative to pre-established goals that are deemed critical to the success of the Company.
• Establishes performance targets that, if met, provide a significant benefit to Ryland and its stockholders.

Long-Term Incentives
Equity Incentive Award Plan • Restricted Stock Units with threshold performance requirement coupled with 3-year installment vesting • Stock Options with 3-year installment vesting

•  Provides equity grants that are competitive with market practices in order to attract, motivate and retain top executive talent.

•  Fosters retention to maintain stability within the executive management team in a challenging environment.

•  Focuses executives on the long-term performance of the Company.

•  Directly aligns the interests of executives with those of our stockholders.

Retention Incentive Award Plan
• Awards vest ratably over 3-year vesting period

•  Motivates and rewards executives for performance results relative to pre-established goals that are deemed critical to the success of the Company.

•  Maintains key management stability and retains top executive talent over a 3-year vesting period.

•  Aligns interests of executives with those of our stockholders.

Retirement
• Retirement Savings Opportunity Plan • Executive and Director Deferred Compensation Plan II • Supplemental Executive Retirement Plan

•  Provides benefits that are competitive with market practices in order to attract and retain top executive talent.

•  Provides a vehicle for deferred compensation in addition to our 401(k) plan.

•  Provides supplemental benefits to retirement planning available under savings opportunity plan and deferred compensation plan.

Personal Health and Services Allowance	• Provides perquisites that are competitive with market practices in order to attract and retain top executive talent.

Senior Executive Severance Arrangements	• Double trigger agreements requiring both change in control and termination of employment.
• Allows senior executives to remain objective in considering a potential sale or merger of Ryland.
• Any new agreements are subject to Ryland’s policy regarding stockholder approval of severance agreements and retirement benefits.

Compensation Governance

The Compensation Committee is composed of Directors Jews, Mansour, Mellor and St. Martin, all of whom are considered “independent directors” under the New York Stock Exchange corporate governance standards and “outside directors” under Section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee is responsible for determining and approving Ryland’s compensation plans and programs. The Compensation Committee sets the form of compensation awarded and paid to Ryland’s executive officers, managers and key employees, including establishing and approving awards and distributions under Ryland’s compensation plans and programs. The Compensation Committee is solely responsible for approving all compensation for the executive officers listed in the Summary Compensation Table.

The Compensation Committee utilizes independent research provided by an external compensation consultant, The POE Group, Inc., and comparative compensation data for similarly situated business organizations and Ryland’s peer group of national publicly-held homebuilders in order to perform its function and benchmark Ryland’s compensation plans and programs. Comparative compensation and benefit information for the Board of Directors, senior executives and managers is examined annually. A variety of external compensation sources and data are used, which include industry specific and general compensation surveys and compensation information extracted from our competitors’ proxy statements. The general compensation survey information is provided by companies such as Analytical Consulting Companies, Mercer, Towers Watson and the National Association of Corporate Directors. The national homebuilder peer group companies we specifically track include: Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings, Inc., PulteGroup, Inc., Standard Pacific Corp. and Toll Brothers, Inc. These companies were selected for comparison due to their similarity to Ryland in marketplace and principal business, and because they are our competition in the hiring and retention of senior executives and managers.

We annually review all components of our executive compensation system including base salary, annual bonus incentives, long-term incentives and retirement. We do not have specific target parameters for each component of our executive compensation system but set the target elements of these components based on our overall compensation strategy. The compensation strategy is modified and revised as our financial goals and performance targets are adjusted and modified to maintain a competitive and responsive executive compensation program. This program also incorporates decisions based on industry performance, short-term goals, long-term goals, and external compensation data and information. This means that our compensation strategy changes as our business changes. The actual payments to executives within our overall executive compensation program have generally benchmarked within the third quartile of the executive compensation programs and surveys utilized in the analysis we undertake in the establishment of our plans and programs. Given that homebuilding is a volatile industry and recognizing the impact of the recent economic downturn, we continue to modify our compensation plans and programs to account for changes in the business environment.

The POE Group, Inc. is retained directly by the Compensation Committee and has no relationship with Ryland other than as the Committee’s consultant. The Compensation Committee also solicits input from the Chief Executive Officer regarding general compensation policies, including the appropriate level and mix of compensation for other executive officers.

Executive Compensation Philosophy, Plans and Programs

Ryland’s executive compensation philosophy, plans and programs are designed to support our overall business strategies, objectives and goals in order to maintain our position as a leader in the homebuilding industry and a leader in maximizing stockholder value. Our approach emphasizes performance-based compensation, which increases or decreases based upon our business results. For our named executive officers, approximately 74 percent of 2010 average total compensation was performance-based and 26 percent was fixed. The success of our performance-based compensation program which tracks the relative performance of Ryland’s profitability is evidenced by the decline in annual bonus and long-term cash compensation payments as Ryland’s profitability has decreased during the last five years.

We generally seek to maintain continuity in our compensation programs so that executives and managers are aware of the compensation plan targets and performance criteria and how our plans reward the achievement of and are governed by these targets and criteria. However, we will modify our plans when comparative and competitive conditions dictate the need for a change. Our business strategy supports simple, straightforward compensation programs and plan designs. Our plans generally have performance measures that are easily communicated and understood by all participants, including our senior executive officers and managers. Our performance measures are directly tied to the performance of our business and financial results. As a result, the compensation of our named executive officers is primarily determined by Ryland’s overall financial performance.

In recent years, we have focused on two key financial metrics to measure performance in determining levels of annual and long-term incentive compensation. These two performance metrics are adjusted consolidated earnings and return on equity. These metrics keep our compensation plans easily understandable and all participants motivated by a common goal. Ryland does not use specific, individual performance measures for each of its named executive officers. In promoting the key financial metrics we have selected to drive our executive compensation programs, we maintain a collective focus on the success of Ryland which is directly determined by the individual management, leadership and decision-making efforts and activities of our named executive officers. The named executive officers direct their individual performances and contributions to maximizing Ryland’s earnings and equity performance. The named executive officers are directly involved in the decisions and transactions that determine the financial performance of Ryland. For example, they are involved in the land transactions as well as the financing or operational strategies that directly impact Ryland’s profitability and the strength of its balance sheet.

Ryland’s long-term incentive programs in the form of equity awards provide compensation to executives based on the collective success of Ryland’s business enterprise. The named executive officers directly influence Ryland’s financial and business performance which is a key driver of Ryland’s common stock value. In particular, the strategic and operational decisions in which each of the named executive officers participates determines how Ryland’s performance compares to its homebuilding peer group. This relative performance is highly influential in the valuation by investors of Ryland’s Common Stock. As appropriate and when warranted, the initial vesting of the restricted stock unit awards to the named executive officers is determined based on the achievement of targeted performance metrics.

In connection with the award potential of Ryland’s long-term incentive program, which has been entitled the “TRG Incentive Plan,” the same strategic decisions discussed previously and their implementation, in which the named executive officers are directly involved, result in the financial performance that determines Ryland’s return on equity. Previously, Ryland’s return on equity performance was measured comparatively to the homebuilding peer group to calculate any cash awards that were provided pursuant to the TRG Incentive Plan. For 2011, a targeted level of return on equity performance by Ryland will determine awards to the named executive officers. The impact and guidance of the named executive officers on decisions related to marketing and land inventory strategies and financial and capital planning as well as the implementation of Ryland’s business plans and operational programs directly determines the performance results that are used to determine long-term incentive awards.

The Compensation Committee annually reviews Ryland’s performance-based compensation payments that include annual bonus incentive payments and the long-term incentive plan awards. These payments have declined significantly from previous years when Ryland was achieving record financial performance, reflecting a consistent use of performance-based compensation that varies based on Ryland’s financial performance and achievements as measured against specific goals. This program emphasizes maximizing Ryland’s financial performance while maintaining a variable compensation program that is tracking this performance in a responsible manner, and rewarding our named executive officers consistent with that performance. We may, after considering all circumstances and the performance of our senior officers and managers and key personnel, as well as our goal to retain these senior officers and managers and key personnel with competitive retention focused compensation, elect to reward them with discretionary incentive awards beyond what might be earned under these various plans.

We believe that our compensation policies and practices do not promote excessive risk taking and, therefore, are not likely to have a material adverse effect on Ryland. As described in the section entitled “Information Concerning the Board of Directors” on page 7 of this Proxy Statement, our Audit Committee has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported to the full Board of Directors. Our compensation programs are designed to work within this system of oversight and control, and the Compensation Committee considers whether our compensation programs reward reasonable risk-taking and achieve the proper balance between the desire to appropriately reward employees while protecting the Company. A key area of risk for Ryland arises from the acquisition and performance of our land inventory. This area of risk is controlled by the thorough review and due diligence that is associated with each potential land acquisition. This process helps assure that each project will meet profitability and internal rate of return targets without subjecting the Company to excessive risk.

Moreover, the Company intends to adopt appropriate claw-back provisions to comply with recently enacted federal legislation implementing claw-back provisions on executive compensation. The goals established for our performance-based compensation programs coupled with the internal controls and oversight of our risk-related business strategies have minimized the possibility that our compensation programs and practices will have a material adverse effect on Ryland and its financial and operational performance.

Base Salary

Each year the Compensation Committee reviews salary recommendations for the named executive officers. Base salary levels are generally targeted at the average of our industry benchmarks. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide competitive base pay levels in comparison with our homebuilding peer group. Between July 2007 and October 2008, the base salaries of Ryland’s named executive officers were not adjusted or increased, except for Messrs. Bass and Skelly who received adjustments and increases based on their promotions and changes in roles and responsibilities. Mr. Milne received a salary increase of 16.7 percent in October 2008 as part of the adjustment of his compensation program based on a competitive analysis of the compensation programs for similarly situated Chief Financial Officers. Mr. Nicholson’s base salary was increased 25 percent to $750,000 in October 2008 as a result of his promotion to President of Ryland. The other named executive officers of Ryland received annual salary increases of approximately 3 percent in December 2008 consistent with the projected salary increases for Ryland’s general employee population. Since December 2008, the base salaries of Ryland’s named executive officers have not increased with the exception of Mr. Nicholson who received an increase of his annual base salary to $900,000 as a result of his promotion to Chief Executive Officer of Ryland on June 1, 2009 and the recent increase of Mr. Skelly’s annual base salary to $500,000 in early 2011 in connection with his additional responsibilities as President of Ryland’s Homebuilding Operation.

Annual Bonus Incentives

Annual bonus incentives for executives and managers are intended to reward participants for Ryland’s annual financial performance. For 2010, the Compensation Committee used a targeted amount of adjusted consolidated net earnings to determine annual bonus incentive payments. In order to provide an accurate measure of Ryland’s operating profitability within the core business of its homebuilding business, the consolidated net loss for 2010 was adjusted to eliminate the effect of interest expense, land asset impairments and mortgage indemnification expense. Previously, the Committee utilized net cash provided by operating activities to determine annual bonus incentive payments in 2009 and 2008. Targeted cash generation was viewed as an important performance measurement in those years given the challenging economic environment and our need to manage Ryland conservatively with a view to preserving our cash resources. The maintenance of cash reserves to fund the acquisition of land inventory needed for the future growth of the business and to provide flexibility in capital planning was a key factor in positioning our company for success through this housing downturn. In establishing a targeted amount of profitability as the performance measurement for determining the payment of the annual bonus incentive in 2010, the Compensation Committee based this target on a composite of projections related to an achievement of Ryland’s business plan and maximizing the performance of the homebuilding operation in light of current economic and market conditions. The Compensation Committee set an earnings target that, if met, provides a significant benefit to Ryland and its stockholders and rewards the executives for their participation in achieving this target.

On February 24, 2010, the Compensation Committee approved the 2010 annual bonus incentive program for senior executives. Consistent with the metrics of the Senior Executive Performance Plan, the Compensation Committee approved a performance target for senior executives based on Ryland’s adjusted consolidated net earnings for 2010. If Ryland achieved an adjusted consolidated net loss of $5 million or less for 2010, the senior executives received their targeted 2010 annual bonus incentive payment opportunity. The targeted annual bonus incentive payment opportunities for Ryland’s named executive officers as established at the February 2010 meeting of the Compensation Committee were as follows:

Targeted Annual Bonus
Name and Position	Incentive Payment Opportunity

Larry T. Nicholson – President and Chief Executive Officer	$ 1,200,000

Gordon A. Milne – Executive Vice President and Chief Financial Officer	$ 320,000

Keith E. Bass – Former Senior Vice President and former President of the South Region of Ryland Homes	$ 400,000

Peter G. Skelly – Senior Vice President and President of Ryland’s Homebuilding Operation	$ 400,000

David L. Fristoe – Senior Vice President and Chief Accounting Officer	$ 200,000

For 2010, Ryland’s adjusted consolidated net earnings were a profit of $13.3 million. Accordingly, the named executive officers earned their targeted annual bonus incentive payment opportunity described above. For 2011, the Compensation Committee will use Ryland’s adjusted consolidated pretax earnings as the financial performance measure for determining annual bonus incentive payments for named executive officers.

Long-Term Incentives

Ryland uses two long-term incentive compensation vehicles for its executive compensation program. We employ a long-term compensation component to balance the short-term payment of compensation to management. These long-term incentive compensation programs also encourage the retention and stability of Ryland’s team of executive officers and senior managers.

The first long-term incentive compensation program consists of equity grants of stock options and restricted stock units. Equity incentive awards align the interests of executives and senior managers directly with stockholder interests. Ryland’s second long-term incentive compensation program for executive officers and senior managers is a long-term retention incentive award program. For 2010, the long-term retention incentive award plan rewarded participants based upon a comparison of Ryland’s percentile ranking using a three-year average return on equity in relation to the performance of other companies within Ryland’s homebuilding industry peer group. For 2011, the Compensation Committee will utilize a targeted level of Ryland’s adjusted return on equity performance to determine a participant’s 2011 performance award. In looking at Ryland’s return on equity performance in relation to the companies within the homebuilding peer group, the Compensation Committee concluded that due to an increasing number of variables and the variety of comparable performance criteria within the homebuilding peer group, it was inappropriate to compare Ryland’s performance to the performance of this group. As a result, the Committee determined that it was advisable to use a targeted range of Ryland’s adjusted return on equity performance for measuring awards in connection with the long-term retention incentive award plan. Pursuant to each of these programs, retention of executive talent and a longer-term focus is fostered by a three-year prorated vesting and payment period for awards granted in connection with each of the long-term incentive compensation plans.

Equity Incentive Awards

Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. We have used both stock options and restricted stock units to compensate senior executives in order to link the interests of Ryland’s management to its stockholders. Generally, within compensation programs, stock options are viewed as a cost-effective method for providing equity-based long-term incentive compensation to senior executives. Ryland emphasizes the retention value and stockholder alignment achieved by restricted stock units awarded to senior executives because restricted stock units deliver greater compensation per share and enhance senior management’s vested interest in maximizing Ryland’s Common Stock performance.

We seek to provide competitive levels of equity awards which both align the interest of our executives with those of our stockholders in maximizing the value of our Common Stock while judiciously managing the cost and dilution that results from these equity awards. Given the objective of retaining valuable executive talent and maintaining the stability of the management team with a history of success, the Compensation Committee has approved a three-year vesting period in connection with all equity awards. We review competitive compensation data in order to establish the appropriate level of equity awards provided to executives relative to the overall executive compensation program.

On February 24, 2010, the Compensation Committee of the Board of Directors approved equity incentive awards in the form of restricted stock units and stock option grants to Ryland’s named executive officers. Subject to the terms and conditions of Ryland’s 2008 Equity Incentive Plan, the named executive officers received the following grants of stock options and restricted stock units on March 1, 2010 subject to annual vesting in three equal installments, one-third of the total grant each year, beginning on March 1, 2011 and based on the executive officers’ continued employment on the vesting date:

	Restricted Stock	Option
	Unit Grant	Grant

Larry T. Nicholson – President and Chief Executive Officer	125,000	175,000

Gordon A. Milne – Executive Vice President and Chief Financial Officer	50,000	50,000

Keith E. Bass – Former Senior Vice President and former President of the South Region of Ryland Homes	32,000	10,000

Peter G. Skelly – Senior Vice President and President of Ryland’s Homebuilding Operation	32,000	10,000

David L. Fristoe – Senior Vice President and Chief Accounting Officer	25,000	10,000

The restricted stock unit grant was subject to an initial vesting threshold requirement that conditioned retention of the grant on Ryland generating a targeted amount of adjusted consolidated net earnings for 2010. If Ryland generated an adjusted consolidated net loss of $5 million or less in 2010, the executive officers became entitled to retain the restricted stock unit grant subject to the three-year vesting period and continued employment by the executive on the applicable vesting date. Given that Ryland generated adjusted consolidated net earnings of $13.3 million in 2010, each of the executive officers vested in the right to retain their restricted stock unit grant subject to continued employment with Ryland over the three-year vesting period.

Subject to the terms and conditions of Ryland’s 2008 Equity Incentive Plan, the named executive officers received the stock option grants set forth in the table above on March 1, 2010 to purchase shares of Ryland Common Stock at an exercise price of $23.27 per share, which was the closing market price of Ryland’s Common Stock on the grant date for this award. These stock option awards have a five-year term and vest ratably over a three-year period based on the executive officers’ continued employment on the vesting date.

Retention Incentive Awards

Ryland’s long-term retention incentive award plan, which was previously known as the TRG Incentive Plan, has complemented the long-term equity incentive award plan by offering compensation that is measured by Ryland’s financial performance based upon return on stockholders’ equity. This performance-based retention incentive program measuring Ryland’s return on equity performance supplements the short-term annual bonus incentive plan which measures payouts based on Ryland’s annual profitability. Awards under the long-term retention incentive plan vest ratably over a three-year period. All participants are at risk of forfeiting their potential award payout if they leave Ryland during the three-year vesting period. The delayed vesting of these payments is intended to enhance the retention of the executive officers and senior managers of Ryland. The long-term retention incentive plan is a critical compensation component that is designed to maintain the stability of Ryland’s senior management team and retain the experience and expertise of its key management personnel.

Each of the named executive officers is entitled to participate in the long-term retention incentive plan. At its February 2010 meeting, the Compensation Committee approved performance goals for the grant of awards for 2010 based on comparing Ryland’s three-year average return on equity to the three-year average return on equity of the public homebuilding peer group companies. Awards under the long-term retention incentive plan are expressed as a percentage of the named executive officer’s base salary. For 2010, pursuant to the long-term retention incentive plan, known as the TRG Incentive Plan, Mr. Nicholson had an award target of 150 percent of base salary, Mr. Milne had an award target of 110 percent of base salary, Messrs. Bass and Skelly had an award target of 80 percent of base salary and Mr. Fristoe had an award target of 90 percent of base salary.

For 2010, pursuant to the TRG Incentive Plan, the Compensation Committee approved a comparison of Ryland’s three-year average return on equity to its ranking within the percentile of comparative performance of the companies within Ryland’s homebuilding peer group. The following tables set forth the criteria established by the Compensation Committee to determine awards pursuant to the TRG Incentive Plan.

Percentile Rank in Comparison to the	Award if Ryland’s Three-Year
Performance of Ryland’s Homebuilding Peer Group	Average Return on Equity is Positive

100%	150%

80% – 99.9%	125%

60% – 79.9%	100%

40% – 59.9%	50%

Below 40%	0%

Percentile Rank in Comparison to the	Award if Ryland’s Three-Year
Performance of Ryland’s Homebuilding Peer Group	Average Return on Equity is Negative

100%	125%

80% – 99.9%	100%

70% – 79.9%	75%

60% – 69.9%	50%

Below 60%	0%

The comparison companies (Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, Meritage Homes Corporation, M.D.C. Holdings, Inc., PulteGroup, Inc., Standard Pacific Corp. and Toll Brothers, Inc.) were selected for their similarity to Ryland in size and principal business, as well as the availability of pertinent annual financial results.

For 2010, Ryland’s three-year average return on equity was negative 24.1 percent and Ryland’s comparative percentile ranking against its public homebuilding peer group companies was at the 50 percentile level, which is below the 60 percentile threshold level. Given that Ryland’s performance did not reach the threshold level for an award, a 2010 TRG Incentive Plan Award was not granted based on the performance criteria established by the Compensation Committee in February 2010. However, the Compensation Committee further considered the performance of Ryland both absolutely and in relation to its peers and noted that there was a high level of variation in return on equity performance among the peer group due to the many variables affecting business strategies and performance in 2010. The Committee also took particular note of the fact that the target for adjusted consolidated net earnings was met in 2010 and concluded that some long-term incentive award that vested over time is an important management retention component of Ryland’s compensation programs. Accordingly, at its meeting in January 2011, the Committee approved a discretionary long-term incentive award that incorporates the vesting and other terms of Ryland’s long-term retention incentive award plan. This discretionary award was made at a reduced level of 50 percent of the award target previously established for participants, including the named executive officers. The named executive officers received the following 2010 long-term retention incentive plan awards: Mr. Nicholson - 75 percent of base salary; Mr. Milne - 55 percent of base salary; Mr. Bass - 40 percent of base salary; Mr. Skelly - 40 percent of base salary; and Mr. Fristoe - 45 percent of base salary. For 2011, the Compensation Committee will use a performance goal for the grant of retention incentive awards based on a targeted range of Ryland’s 2011 return on equity performance. Awards under this 2011 retention incentive award plan are determined based on a percentage of the named executive officer’s base salary and will be payable in a combination of cash and Common Stock if the proposed 2011 Equity and Incentive Plan is approved by Ryland’s stockholders; otherwise they will be paid solely in cash.

Retirement

Ryland provides plans to meet the retirement needs of its executives. Retirement plans are an important part of our program design because we seek to provide executives with the ability to plan for their future while keeping them focused on the present success of Ryland.

All employees and officers may participate in Ryland’s Retirement Savings Opportunity Plan (“RSOP”). This plan is a 401(k) qualified retirement savings plan. Participants may contribute one percent to fifty percent of their salary and bonus. These contributions can be directed into a variety of investments under the RSOP. Ryland provides matching contributions to the RSOP equal to 50 cents for each dollar contributed to the RSOP by a participant up to six percent of a participant’s eligible compensation. There are participants who are adversely affected by statutory limitations inherent in qualified plans because the IRS places limits on maximum annual deferrals. For 2011, this statutory limitation for deferrals is $16,500 for certain participants or $22,000 for participants who have attained age 50. As a result, these participants cannot fully participate in this retirement savings plan and receive the full amount of the available matching contribution by Ryland under the RSOP.

The Executive and Director Deferred Compensation Plan II (“EDDCP II”) is a nonqualified deferred compensation plan that allows participants to defer the receipt of income and receive the additional matching contributions by Ryland restricted by the RSOP. In January 2005, Ryland adopted the EDDCP II in order to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or other authoritative guidance issued thereunder. Funds contributed to the EDDCP II are directed by participants into a variety of investment funds available under the plan. Matching contributions by Ryland to the RSOP and EDDCP II vest one-third at the end of each of the participant’s first three years of service.

Ryland’s executive officers are provided with a supplemental executive retirement plan to supplement the executives’ retirement planning under the RSOP and EDDCP II. This plan provides participants with the opportunity to receive either a payment of $150,000 annually for 15 years or a lump sum payment equal to the present value of these payments using an 8 percent discount rate, at the participant’s option. Participants vest in this benefit ratably in 20 percent increments over a five-year period of participation in the plan.

Policy Regarding Extraordinary Retirement Benefits for Senior Executives

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not, without seeking stockholder approval, agree with any Senior Executive:

•    To provide, under any one or more defined benefit Retirement Plans of the Company, an annual benefit that will exceed one hundred percent (100%) of the Senior Executive’s Final Average Salary; or

•    To grant service credit or vesting credit (or accelerate vesting) under any defined benefit Retirement Plan for any period of time that the Senior Executive was not actually employed by the Company or any subsidiary or affiliate of the Company for purposes of determining the Senior Executive’s retirement benefits.

For purposes of this Policy, the following terms shall have the following meanings:

“Final Average Salary” means the average of the highest five calendar years’ salaries of the Senior Executive.

“Retirement Plan” means any pension benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, of the Company, regardless of whether such plan is a tax-qualified plan or a nonqualified plan.

“Senior Executive” means a person who is an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

In the event that the Board or Compensation Committee determines that the circumstances of a future agreement with a Senior Executive warrant extraordinary retirement benefits, service or vesting credits, or vesting acceleration in excess of that which is permitted under this Policy (the “Limits”), and the Board determines that it is impractical to submit the matter to a stockholder vote in a timely fashion, then in such event the Board may elect to seek stockholder approval after the parties have mutually agreed to the material terms of the relevant future agreement, provided that the payment of any retirement benefits in excess of the Limits under such agreement is conditioned on subsequent stockholder ratification. The Board may amend or terminate this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Personal Health and Services Allowance

Executive officers and senior managers are entitled to a Personal Health and Services Allowance (“PHSA”) provided as a percent of their base salary. The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive an annual medical examination and to have a professional review of their personal finances and tax preparation. This program communicates Ryland’s interest and concern for the well being of its management in keeping with the overall goals and philosophy of Ryland’s executive compensation and benefit program.

Mr. Nicholson is provided 8 percent of his base salary annually as a PHSA, and the other executive officers, including the named executive officers, are provided 7 percent of their base salary annually as a PHSA.

Senior Executive Severance Agreements

Ryland’s Senior Executive Severance Agreements provide executive officers upon a “termination of employment” during a “change of control period” (hereinafter referred to as a “triggering event”) with the payment of two times their highest “annual compensation” for any of the three years prior to termination. Upon the occurrence of a “triggering event,” the former executive officer also receives two years of participation in the life, accident and health insurance, employee welfare benefit, executive medical reimbursement and other benefit plans in which they participated prior to termination. Additionally, the executive officers’ unvested awards under the TRG Incentive Plan and Equity Incentive Plan as well as their unvested retirement benefit under the Senior Executive Supplemental Retirement Plan become vested upon a “triggering event.” Finally, certain executive officers have the opportunity to receive a lump sum cash payment to provide for outplacement assistance. The obligation to provide the foregoing payments and benefits to an executive officer is triggered by a “termination of employment” during a “change of control period.” Accordingly, all agreements are double trigger agreements and a change of control alone will not trigger payment. At the time that Ryland entered into these agreements with its executive officers, it was determined that two years of “annual compensation” and benefits was an appropriate level of remuneration to provide executives in the event of a “change of control” of Ryland and a termination of their employment. We believe that these payments and benefits are consistent with the level and types of payments and benefits provided to executives of comparable companies. Two years of payments and benefits at current compensation levels provide the executive with the protection of continued compensation during a period in which they will seek to replace their employment and determine how they will financially provide for their dependents and other obligations. Additionally, a program at this level is intended to enhance the stability of the executive management team and promote executive retention during the period of transition associated with a “change of control.”

The homebuilding industry has experienced continual consolidation activity over the last ten years. We believe that “change of control” agreements are important for senior executives so they remain objective in considering a potential sale to or merger with a competitor. This permits senior executives to make decisions that enhance stockholder value. “Change of control” arrangements assist management in remaining engaged both before and during an impending transaction and ensure the continuity of management after a “change of control” occurs.

While the senior executive severance arrangements are a material part of our overall retention objectives for our senior executive officers, and are an important competitive aspect of our compensation plans, they are not key factors in determining compensation levels for our executive officers. Decisions about compensation levels within the executive compensation program are made independently and based on the competitive market environment that currently exists for the executive compensation programs that are comparable to Ryland’s program. Our decisions regarding the compensation elements and the rationale for decisions made in connection with our executive compensation program are made independent of the severance program for senior executives, which is designed to address a termination of employment in the event of a “change of control” of Ryland.

A further discussion of the terms of the change of control provisions and the benefits that they provide to the executive officers is set forth in the section entitled “Potential Payments under Senior Executive Severance Agreements” beginning on page 33 of this Proxy Statement.

Policy Regarding Stockholder Approval of Severance Agreements

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Company’s stockholders.

For purposes of this Policy, the following terms shall have the following meanings:

“Annual Compensation” means the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Senior Executive and all amounts credited to the Senior Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates during a calendar year. In the event the Senior Executive has not been employed by the Company for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plan in which the Senior Executive participates.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement), and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment for any reason other than death. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made, or special benefits or perquisites provided, following and as a result of the termination of such Senior Executive’s employment.

Notwithstanding the foregoing, the term “Benefits” does not include:

(a)  the value of any accelerated vesting of any then-outstanding equity-based award;

(b)  the value of any accelerated vesting of any then-outstanding cash-based incentive award;

(c)  compensation and benefits earned, accrued or otherwise provided, including, without limitation, vacation pay, pro rata bonuses, and deferred compensation accounts, for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment);

(d)  payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Sections 409A or 4999 of the Internal Revenue Code (the “Code”), as amended from time to time;

(e)  any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives or which are provided consistent with the Company’s Policy Regarding Extraordinary Retirement Benefits for Senior Executives;

(f)  payments, including tax gross-ups, made with respect to relocation assistance and outplacement services; and

(g)  payments and other benefits that also would become payable or are otherwise provided on account of the Senior Executive’s disability or death.

“Future Severance Agreement” means an employment agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Company (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Company (or one of its subsidiaries), in either case, entered into on or after the Effective Date (as defined herein) of this Policy, and includes any material modification to increase the formula for determining severance Benefits under any existing agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the Senior Executive’s highest Annual Compensation for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of the preceding sentence, the amount of annual bonus and all amounts credited to the Senior Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

This Policy shall not cover (i) any agreement for future services to be rendered to the Company in a capacity other than as an employee (e.g., consulting or director agreements), or (ii) any agreement to refrain from certain conduct (e.g., covenants not to compete).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Due to timing constraints or other reasons, the Board may determine that it would be in the best interests of the Company to enter into a Future Severance Agreement with a Senior Executive that exceeds the Severance Benefits Limitation. In this situation, the Board may elect to seek stockholder approval after the material terms of such an agreement have been agreed upon, provided that the payment of any Benefits in excess of the foregoing limits is contingent upon subsequent stockholder ratification. The Board may amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. Ryland’s stockholders previously approved the Senior Executive Performance Plan, the TRG Incentive Plan, as amended, and the Performance Award Program under the Equity Incentive Plan to comply with the requirements of Section 162(m) of the Code. Compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense.

SUMMARY COMPENSATION TABLE

						Non-Equity		Change in
				Stock	Option	Incentive Plan		Pension	All Other
Name and Principal Position	Year	Salary	Bonus (3)	Awards (4)	Awards (5)	Compensation		Value (12)	Compensation (13)	Total
Larry T. Nicholson –	2010	$900,000	$675,000	$3,592,150	$1,582,000	$1,200,000	(6)	$56,492	$187,948	$8,249,605
President and Chief						$56,015	(7)
Executive Officer of	2009	$868,269	–	$3,497,776	$526,820	$1,500,000	(8)	$203,645	$201,159	$7,312,976
The Ryland Group, Inc. (1)						$515,307	(9)
	2008	$633,461	–	$1,391,880	$977,000	$950,000	(10)	$180,453	$445,459	$5,375,800
						$797,547	(11)

Gordon A. Milne –	2010	$700,000	$385,000	$1,163,500	$452,000	$320,000	(6)	$79,233	$118,711	$3,264,914
Executive Vice President						$46,470	(7)
and Chief Financial Officer	2009	$726,923	–	$494,550	–	$400,000	(8)	$74,050	$138,404	$2,204,502
of The Ryland Group, Inc.						$370,575	(9)
	2008	$622,308	–	$1,955,580	–	$350,000	(10)	$266,936	$111,263	$4,095,224
						$789,137	(11)

Keith E. Bass –	2010	$360,000	$144,000	$744,640	$90,400	$400,000	(6)	$114,588	$80,063	$1,951,093
former Senior Vice President						$17,402	(7)
of The Ryland Group, Inc.;	2009	$373,846	–	$381,510	–	$400,000	(8)	$100,516	$80,127	$1,471,838
former President of the South						$135,839	(9)
Region of Ryland Homes (2)	2008	$332,692	–	$994,200	–	$400,000	(10)	–	$408,034	$2,429,523
						$294,597	(11)

Peter G. Skelly –	2010	$360,000	$144,000	$744,640	$90,400	$400,000	(6)	$122,610	$63,208	$1,942,616
Senior Vice President of						$17,758	(7)
The Ryland Group, Inc.;	2009	$373,846	–	$381,510	–	$400,000	(8)	$107,552	$82,352	$1,483,950
President of Ryland’s						$138,690	(9)
Homebuilding Operation (2)	2008	$332,692	–	$994,200	–	$400,000	(10)	–	$67,184	$2,093,836
						$299,760	(11)

David L. Fristoe –	2010	$360,000	$162,000	$581,750	$90,400	$200,000	(6)	$60,447	$70,609	$1,545,954
Senior Vice President and						$20,748	(7)
Chief Accounting Officer	2009	$373,846	–	$282,600	–	$250,000	(8)	$56,492	$65,110	$1,187,925
of The Ryland Group, Inc.						$159,877	(9)
	2008	$350,000	–	$729,080	–	$200,000	(10)	$203,645	$70,914	$1,917,051
						$363,412	(11)

(1)          Effective June 1, 2009, Mr. Nicholson was appointed as Chief Executive Officer of The Ryland Group, Inc.

(2)          Effective January 11, 2011, Mr. Bass ended his employment with Ryland and Mr. Skelly became President of Ryland’s Homebuilding Operation.

(3)          This amount represents the discretionary long-term incentive cash payment provided pursuant to the 2010 Retention Incentive Plan as described in the section entitled “Retention Incentive Awards” beginning on page 16 of this Proxy Statement. The first third of this 2010 award was paid out in February 2011 and the remaining two-thirds are expected to be paid out pro rata in February 2012 and 2013 if the executive is employed by Ryland on December 31 of 2011 and 2012, respectively. There were no discretionary long-term incentive awards in prior years.

(4)          On March 1, 2010, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 125,000 units; Mr. Milne, 50,000 units; Mr. Bass, 32,000 units; Mr. Skelly, 32,000 units; and Mr. Fristoe, 25,000 units. These grants were subject to the satisfaction of a performance target that required Ryland to achieve an adjusted consolidated net loss of $5 million or less in 2010. This performance target was achieved and these restricted stock units vest ratably on each March 1 of the three years following the grant date. On April 30, 2010, in connection with the Compensation Committee’s review of Mr. Nicholson’s CEO compensation program, Mr. Nicholson received a grant of 30,000 restricted stock units that are not subject to the satisfaction of a performance target for vesting. These restricted stock units vest ratably on each April 30 of the three years following the grant date. On June 1, 2009, in connection with his promotion to Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units that are not subject to the satisfaction of a performance target for vesting. These restricted stock units vest ratably on each June 1 of the three years following the grant date. On March 1, 2009, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 106,000 units; Mr. Milne, 35,000 units; Mr. Bass, 27,000 units; Mr. Skelly, 27,000 units; and Mr. Fristoe, 20,000 units. These grants were subject to the satisfaction of a performance target that required Ryland to generate $200 million or greater of net cash provided by operating activities in 2009. This performance target was achieved and these restricted stock units vest ratably on each March 1 of the three years following the grant date. On November 1, 2008, Mr. Milne received a grant of 30,000 restricted stock units that were not subject to the satisfaction of a performance target and, therefore, vest ratably on each November 1 of the three years following the grant date. On May 1, 2008, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 42,000 units; Mr. Milne, 42,000 units; Mr. Bass, 30,000 units; Mr. Skelly, 30,000 units; and Mr. Fristoe, 22,000 units. These grants were subject to the satisfaction of a performance target related to net cash provided by operating activities that was met. As a result, these restricted stock units vest ratably on each May 1 of the three years following the grant date. The aggregate grant date fair value of these restricted stock unit awards is set forth in the Summary Compensation Table in the applicable year they were granted using the closing price of Ryland’s Common Stock on the date of grant pursuant to FASB ASC Topic 718.

(5)          On March 1, 2010, the named executive officers received grants of stock options in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Bass, 10,000 shares; Mr. Skelly, 10,000 shares; and Mr. Fristoe, 10,000 shares. These grants were not subject to the satisfaction of a performance target for vesting and vest ratably on each March 1 of the three years following the grant date. Mr. Nicholson received a grant on March 1, 2009 of stock options in the amount of 106,000 shares that were not subject to the satisfaction of a performance target for vesting and vest ratably on each March 1 of the three years following the grant date. Mr. Nicholson received a grant on October 1, 2008 of stock options in the amount of 100,000 shares that were not subject to the satisfaction of a performance target for vesting and vest ratably on each October 1 of the three years following the grant date. The aggregate fair value of these stock option awards is set forth in the Summary Compensation Table in the applicable year they were granted using the grant date fair value determined using the Black-Scholes-Merton option pricing formula pursuant to FASB ASC Topic 718. A description of the assumptions used for volatility, risk free interest rate, dividend yield and expected life in the option pricing formula is included in Note J: Stock-Based Compensation of the Notes to Consolidated Financial Statements on page 57 of Ryland’s Annual Report on Form 10-K for the year ended December 31, 2010.

(6)          This amount represents the annual bonus incentive payments earned for 2010 and paid out in January 2011. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” under “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.

(7)          This amount represents interest of 8.5 percent earned in 2010 on 2009 and 2008 TRG Incentive Plan awards that had not vested.

(8)          This amount represents the annual bonus incentive payments earned for 2009 and paid out in January 2010.

(9)          This amount consists of the 2009 award determined according to the performance goals set pursuant to the TRG Incentive Plan. The first third of the 2009 award was paid out in February 2010, the second third was paid out in February 2011 and the final third will be paid out in February 2012 if the executive is employed by Ryland on December 31 of 2011. This compensation also includes interest of 9.54 percent earned in 2009 on 2007 and 2008 TRG Incentive Plan awards that had not vested.

(10)    This amount represents the annual bonus incentive payments earned for 2008 and paid out in January 2009.

(11)    This amount consists of the 2008 award determined according to the performance goals set pursuant to the TRG Incentive Plan. The first third of the 2008 award was paid out in February 2009 and the remaining two-thirds were paid out pro rata in February of 2010 and 2011. This compensation also includes interest of 9.54 percent earned in 2008 on 2006 and 2007 TRG Incentive Plan awards that had not vested.

(12)    The Change in Pension Value column consists of the aggregate change in the actuarial present value of the executive officers’ accumulated benefit under their supplemental executive retirement plans. Further information about Ryland’s supplemental executive retirement plans are contained in the section entitled “Retirement” under “Compensation Discussion and Analysis” on page 18 of this Proxy Statement.

(13)    All Other Compensation includes the following components:

a)          Value of term life insurance received under Ryland’s basic and executive life insurance plans: Mr. Nicholson, 2010 - $11,262, 2009 - $10,209, 2008 - $7,442; Mr. Milne, 2010 - $16,788, 2009 - $15,822, 2008 - $13,677; Mr. Bass, 2010 - $3,010, 2009 - $2,858, 2008 - $2,610; Mr. Skelly, 2010 - $3,182, 2009 - $3,010, 2008 - $3,317; and Mr. Fristoe, 2010 - $5,791, 2009 - $5,305, 2008 - $5,573;

b)         Tax assistance for the value of term life insurance received under Ryland’s executive life insurance plan: Mr. Nicholson, 2010 - $7,662, 2009 - $6,728, 2008 - $4,231; Mr. Milne, 2010 - $10,540, 2009 - $9,684, 2008 - $7,704; Mr. Bass, 2010 - $1,034, 2009 - $948, 2008 - $843; Mr. Skelly, 2010 - $1,288, 2009 - $1,175, 2008 - $1,047; and Mr. Fristoe, 2010 - $3,496, 2009 - $3,065, 2008 - $2,590;

c)          Reimbursement for executive health and fitness costs: Mr. Nicholson, 2010 - $3,080; Mr. Milne, 2010 - $1,745, 2009 - $2,640, 2008 - $753; Mr. Bass, 2010 - $1,425, 2009 - $1,425, 2008 - $1,900; and Mr. Fristoe, 2010 - $2,640, 2009 - $2,640, 2008 - $2,640; and tax assistance related to reimbursements: Mr. Nicholson, 2010 - $1,078; Mr. Milne, 2010 - $611, 2009 - $924, 2008 - $264; Mr. Bass, 2010 - $499, 2009 - $499, 2008 - $665; and Mr. Fristoe, 2010 - $924, 2009 - $924, 2008 - $924;

d)         Executive medical reimbursement plan for expenses not covered by Ryland’s health insurance plan: Mr. Nicholson, 2010 - $10,866, 2009 - $7,626, 2008 - $6,638; Mr. Milne, 2010 - $7,027, 2009 - $6,219, 2008 - $7,777; Mr. Bass, 2010 - $26,094, 2009 - $8,166, 2008 - $7,484; Mr. Skelly, 2010 - $10,737, 2009 - $11,937, 2008 - $7,235; and Mr. Fristoe, 2010 - $15,238, 2009 - $13,276, 2008 - $13,687;

e)          Personal Health and Services Allowance: Mr. Nicholson, 2010 - $72,000, 2009 - $62,250, 2008 - $44,625; Mr. Milne, 2010 - $49,000, 2009 - $49,000, 2008 - $43,750; Mr. Bass, 2010 - $25,200, 2009 - $25,200, 2008 - $23,625; Mr. Skelly, 2010 - $25,200, 2009 - $25,200, 2008 - $23,625; and Mr. Fristoe, 2010 - $25,200, 2009 - $25,200, 2008 - $24,500;

f)           Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan II: Mr. Nicholson, 2010 - $72,000, 2009 - $95,596, 2008 - $68,008; Mr. Milne, 2010 - $33,000, 2009 - $54,115, 2008 - $37,339; Mr. Bass, 2010 - $22,800, 2009 - $41,031, 2008 - $65,917; Mr. Skelly, 2010 - $22,800, 2009 - $41,031, 2008 - $31,962; and Mr. Fristoe, 2010 - $17,319, 2009 - $14,700, 2008 - $21,000;

g)          Reimbursement for relocation expenses: Mr. Nicholson, 2008 - $167,480 and Mr. Bass, 2008 - $205,825; and tax assistance related to reimbursements: Mr. Nicholson, 2008 - $147,036; and Mr. Bass, 2008 - $83,429;

h)         Charitable contribution: For 2010, as a Director, Mr. Nicholson was given the opportunity to designate where Ryland made a $10,000 contribution to charity and for 2009, Mr. Nicholson was given the opportunity to designate where Ryland made a $18,750 contribution to charity; and

i)            Manager’s conference award: Mr. Bass, 2008 - $10,000 and related tax assistance: 2008 - $5,736.

GRANTS OF PLAN-BASED AWARDS IN 2010

							Estimated Future		All Other Option		Exercise	Grant Date
				Estimated Future Payouts Under			Payouts Under		Awards: Number		Price of	Fair Value
		Approval		Non-Equity Incentive Plan Awards			Equity Incentive		of Securities		Option	of Stock and
Name	Grant Date	Date		Threshold	Target	Maximum	Plan Awards		Underlying Options		Awards	Option Awards
Larry T. Nicholson	2/24/10	2/24/10	(1)	$ 0	$1,200,000	$1,200,000	–		–		–	–
	2/24/10	2/24/10	(2)	$ 0	$1,350,000	$4,050,000	–		–		–	–
	3/1/10	2/24/10		–	–	–	125,000	(3)	–		–	$2,908,750 (7)
	3/1/10	2/24/10		–	–	–	–		175,000	(4)	$23.27 (6)	$1,582,000 (8)
	4/30/10	4/27/10		–	–	–	–		30,000	(5)	–	$683,400 (9)

Gordon A. Milne	2/24/10	2/24/10	(1)	$ 0	$320,000	$320,000	–		–		–	–
	2/24/10	2/24/10	(2)	$ 0	$770,000	$2,310,000	–		–		–	–
	3/1/10	2/24/10		–	–	–	50,000	(3)	–		–	$1,163,500 (7)
	3/1/10	2/24/10		–	–	–	–		50,000	(4)	$23.27 (6)	$452,000 (8)

Keith E. Bass	2/24/10	2/24/10	(1)	$ 0	$400,000	$400,000	–		–		–	–
	2/24/10	2/24/10	(2)	$ 0	$288,000	$864,000	–		–		–	–
	3/1/10	2/24/10		–	–	–	32,000	(3)	–		–	$744,640 (7)
	3/1/10	2/24/10		–	–	–	–		10,000	(4)	$23.27 (6)	$90,400 (8)

Peter G. Skelly	2/24/10	2/24/10	(1)	$ 0	$400,000	$400,000	–		–		–	–
	2/24/10	2/24/10	(2)	$ 0	$288,000	$864,000	–		–		–	–
	3/1/10	2/24/10		–	–	–	32,000	(3)	–		–	$744,640 (7)
	3/1/10	2/24/10		–	–	–	–		10,000	(4)	$23.27 (6)	$90,400 (8)

David L. Fristoe	2/24/10	2/24/10	(1)	$ 0	$200,000	$200,000	–		–		–	–
	2/24/10	2/24/10	(2)	$ 0	$324,000	$972,000	–		–		–	–
	3/1/10	2/24/10		–	–	–	25,000	(3)	–		–	$581,750 (7)
	3/1/10	2/24/10		–	–	–	–		10,000	(4)	$23.27 (6)	$90,400 (8)

(1)          These amounts reflect the payments that may be made pursuant to the annual bonus incentive program for senior executives, which is discussed in the “Compensation Discussion and Analysis” under the section entitled “Annual Bonus Incentives” beginning on page 14 of this Proxy Statement. The named executive officers had their annual bonus incentive payment determined based upon Ryland’s adjusted consolidated net earnings. If Ryland achieved an adjusted consolidated net loss of $5 million or less for 2010, the named executive officers had the opportunity to receive the targeted annual bonus incentive payment. For each $1 million of adjusted consolidated net loss that was greater than $5 million in 2010, there would be a corresponding reduction of 4 percent of the targeted annual bonus incentive payment so that if Ryland achieved an adjusted consolidated net loss that was $30 million or greater, the named executive officers would not receive an annual bonus incentive payment. For 2010, Ryland’s adjusted consolidated net earnings were $13.3 million. Therefore, the named executive officers earned the targeted annual bonus incentive payment set forth above.

(2)          These amounts are the range of payments possible based upon a comparative analysis of performance goals pursuant to the TRG Incentive Plan. The Compensation Committee met on February 24, 2010 and approved performance goals based on a comparison of Ryland’s three-year average return on equity to the three-year average return on equity of homebuilding companies within Ryland’s peer group for the grant of awards for 2010 pursuant to the TRG Incentive Plan which is discussed in the “Compensation Discussion and Analysis” under the section entitled “Retention Incentive Awards” beginning on page 16 of this Proxy Statement. Ryland’s three-year average return on equity for the three years of 2008, 2009 and 2010 was negative 24.1 percent which was below the 60 percent threshold percentile ranking of return on equity performance for Ryland’s homebuilding peer group of companies. Meeting or exceeding this 60 percent threshold level of performance was required in order to achieve an award from the TRG Incentive Plan. Although the threshold level was not reached, the Compensation Committee approved a 2010 discretionary performance award in the amount of 50 percent of the TRG Incentive Plan Target to incent the retention of its executive management group. As a result, the named executive officers received the following awards for 2010: Mr.  Nicholson, $675,000; Mr.  Milne, $385,000; Mr.  Bass, $144,000; Mr.  Skelly, $144,000; and Mr.  Fristoe, $162,000. The first third of these awards was paid out in February 2011 and the remaining two-thirds are paid out pro rata in February of 2012 and 2013 if the executives are employed by Ryland on December 31 of 2011 and 2012, respectively. In addition to the award grant, interest on amounts earned but not vested can be credited to the executive officers’ unvested amounts at a rate established by the Compensation Committee that is reasonable under Section 162(m) of the Code.

(3)          The Compensation Committee approved the grant of restricted stock units under Ryland’s 2008 Equity Incentive Plan at its meeting on February 24, 2010 and set a grant date of March 1, 2010. The grants include the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. The performance criteria for this grant was met and the restricted stock units will vest and be paid out in one-third increments on each March 1 of 2011, 2012 and 2013, respectively, provided the executive officer is employed by Ryland on those dates.

(4)          The Compensation Committee approved the grant of non-qualified stock options under Ryland’s 2008 Equity Incentive Plan at its meeting on February 24, 2010 and set a grant date of March 1, 2010. The options vest in one-third increments on each March 1 of 2011, 2012 and 2013, respectively, provided the executive officer is employed by Ryland on those dates.

(5)          The Compensation Committee approved the grant of restricted stock units to Mr.  Nicholson under Ryland’s 2008 Equity Incentive Plan at its meeting on April 27, 2010 and set a grant date of April 30, 2010. This grant includes the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. This restricted stock unit grant was not subject to performance criteria and will vest and be paid out in one-third increments on each April 30 of 2011, 2012 and 2013, respectively, provided Mr.  Nicholson is employed by Ryland on those dates.

(6)          The exercise price of these non-qualified stock option awards is the closing market price of Ryland’s Common Stock on the date of grant which was March 1, 2010.

(7)          The grant date fair value of the restricted stock unit grants equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date of grant, March 1, 2010, which was $23.27 per share.

(8)          The grant date fair value of the non-qualified stock options was calculated using the fair value per share of $9.04, determined using the Black-Scholes-Merton option pricing formula, multiplied by the number of options granted.

(9)          The grant date fair value of this restricted stock unit grant equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date of grant, April 30, 2010, which was $22.78 per share.

DISCUSSION OF COMPENSATION AGREEMENTS AND PLANS

Annual Bonuses for Executive Officers

For 2010, the named executive officers received an annual bonus determined by Ryland’s adjusted consolidated net earnings. If Ryland achieved an adjusted consolidated net loss of $5 million or less for 2010, the named executive officers were eligible to receive targeted annual bonus payments in the following amounts: Mr. Nicholson, $1,200,000; Mr. Milne, $320,000; Mr. Bass, $400,000; Mr. Skelly, $400,000; Mr. Fristoe, $200,000. For each $1 million of adjusted consolidated net loss that was greater than $5 million in 2010, there would have been a corresponding reduction of 4 percent of the targeted annual bonus incentive payment so that if Ryland realized an adjusted consolidated net loss that was greater than $30 million, the named executive officers would not have received an annual bonus incentive payment. Given that Ryland achieved adjusted consolidated net earnings of $13.3 million in 2010, the named executive officers received their targeted annual bonus payment opportunity for 2010.

For 2009, the named executive officers received an annual bonus determined by Ryland’s net cash provided by operating activities as contained within Ryland’s Consolidated Statements of Cash Flows. If Ryland generated the performance target amount of $200 million or greater of net cash provided by operating activities in 2009, the named executive officers were eligible to receive targeted annual bonus payments in the following amounts: Mr. Nicholson, $1,500,000; Mr. Milne, $400,000; Mr. Bass, $400,000; Mr. Skelly, $400,000; and Mr. Fristoe, $250,000. For each $1 million of net cash provided by operating activities below $200 million generated by Ryland in 2009, there would be a corresponding reduction of 1 percent of the targeted annual bonus payment. Given that Ryland achieved the performance target by generating greater than $200 million of net cash provided by operating activities in 2009, the named executive officers received their targeted annual bonus payment opportunity for 2009.

For 2008, Messrs. Nicholson, Milne and Fristoe received an annual bonus determined by Ryland’s net cash provided by operating activities as contained within the Consolidated Statements of Cash Flows. Since Ryland generated the performance target amount of $100 million or greater of net cash provided by operating activities in 2008, Mr. Nicholson received a targeted annual bonus of $950,000, Mr. Milne received a targeted annual bonus of $350,000 and Mr. Fristoe received a targeted annual bonus of $200,000. For 2008, Messrs. Bass and Skelly were eligible to receive an annual bonus based on their Region’s net cash provided by operating activities. Since their Regions each generated the performance target amount of greater than $30 million of net cash provided by operating activities in 2008, Messrs. Bass and Skelly each received a targeted annual bonus payment of $400,000.

Ryland Retention Incentive Award Plan

Each of the named executive officers was entitled to participate in the long-term retention incentive award plan which for 2010 was known as the TRG Incentive Plan. This plan is intended to incentivize the retention and stability of Ryland’s senior management team. At its February 2010 meeting, the Compensation Committee approved performance goals for the grant of awards for 2010 pursuant to the TRG Incentive Plan. Awards under the TRG Incentive Plan were targeted as a percentage of the participant’s base salary. For 2010, the named executive officers had performance award targets that ranged from 80 percent to 150 percent of their respective base salaries. The performance goals to determine awards pursuant to the TRG Incentive Plan were based on Ryland’s percentile ranking of its most recent three-year average return on equity for the three years of 2008, 2009 and 2010 in comparison to the companies within its homebuilding peer group.

Ryland’s three-year average return on equity using the three most recent fiscal years of 2008, 2009 and 2010 was negative 24.1 percent which was below the threshold level required for the achievement of an award under the program. However, the Compensation Committee determined that preservation of a management retention component within Ryland’s compensation program was important. As a result, at its meeting in January 2011, the Committee approved discretionary awards to the executive officers and senior management group.

Upon the death, disability or retirement of a participant, all amounts of deferred performance awards vest and are paid to a participant or a participant’s beneficiary. Upon a participant’s voluntary or involuntary termination of employment, all unvested deferred performance awards are forfeited, and all vested deferred awards are paid in accordance with the terms of the plan; however, if the termination is for “cause,” the participant also forfeits all vested unpaid deferred awards. Upon a “change of control” of Ryland, all unvested deferred performance awards vest and are paid within 30 days to the participants.

Equity Incentive Plan

Ryland’s 2008 Equity Incentive Plan (“Equity Incentive Plan”) permits the granting of stock options, restricted stock awards, stock units or any combination of the foregoing to Ryland’s employees, officers and others providing services to Ryland. Ryland has issued both stock options and restricted stock units to its executive officers and managers under the Equity Incentive Plan.

Restricted Stock Unit Grants

On May 1 of 2008, and March 1 of 2009 and 2010, Ryland’s executive officers received grants of restricted stock units. These grants of restricted stock units to executive officers vest ratably in annual installments over a three-year period with the first installments vesting on May 1, 2009 for the 2008 grant, March 1, 2010 for the 2009 grant and March 1, 2011 for the 2010 grant. With respect to the 2008 grant, the performance criteria was met given that Ryland generated a targeted amount of $100 million of net cash provided by operating activities for 2008 as contained within the Consolidated Statements of Cash Flows. With respect to the 2009 grant, the performance criteria for this award was met given that Ryland generated a targeted amount of $200 million of net cash provided by operating activities for 2009 as contained within the Consolidated Statements of Cash Flows. With respect to the 2010 grant, the initial vesting of these restricted stock units was conditioned on Ryland achieving a targeted adjusted consolidated net loss of $5 million or less for 2010. Because this performance criteria was met for the 2010 grant together with the satisfaction of the performance criteria for prior grants, the only remaining condition for vesting is the continued employment of the executive officers on the applicable vesting dates. In connection with an increase to his compensation program, Mr. Milne received a grant of 30,000 restricted stock units on November 1, 2008. This grant is not subject to performance criteria and vests ratably in equal annual installments over a three-year period on the anniversary date of the grant subject to Mr. Milne’s continued employment on each vesting date. In connection with his promotion to Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units on June 1, 2009. Additionally, in connection with the Compensation Committee’s review of Mr. Nicholson’s CEO compensation program, Mr. Nicholson received a grant of 30,000 restricted stock units on April 30, 2010. Both of these grants to Mr. Nicholson are not subject to performance criteria and vest ratably in equal annual installments over a three-year period with the first installment vesting on the first anniversary of the date of grant, subject to Mr. Nicholson’s continued employment on each vesting date. Restricted stock unit grants to executive officers include cash dividend equivalent payments with respect to the unvested restricted stock units as of each dividend payment date related to Ryland’s Common Stock. Upon vesting, these awards are paid 50 percent in shares of Ryland’s Common Stock and 50 percent in cash equal to the fair market value of the restricted stock units on the date of vesting. Payment of 50 percent of the fair market value of the vested restricted stock units in cash permits the satisfaction of any applicable tax withholding required in connection with the vesting of these units. In the case of a “change of control” of Ryland, the unvested restricted stock units vest and are paid in full.

Stock Option Awards

In connection with his promotion to President of Ryland, Mr. Nicholson was granted a stock option grant to purchase 100,000 shares of Common Stock at an exercise price of $27.38 per share, which was the closing market price of Ryland’s Common Stock on the grant date of October 1, 2008. On March 1, 2009, Mr. Nicholson was granted a stock option grant to purchase 106,000 shares of Common Stock at an exercise price of $14.13 per share, which was the closing market price of Ryland’s Common Stock on the grant date. On March 1, 2010, the named executive officers received grants of stock options to purchase Ryland Common Stock in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Bass, 10,000 shares; Mr. Skelly, 10,000 shares; and Mr. Fristoe, 10,000 shares. The exercise price for these grants is $23.27 per share, which was the closing market price of Ryland’s Common Stock on the grant date of March 1, 2010. These grants of stock options vest ratably in equal annual installments over a three-year period with the first installment vesting on the first anniversary date of the date of grant and must be exercised within five years of the date of grant. In the case of a “change of control” of Ryland, any unvested stock option awards shall vest and become immediately exercisable.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities				Number of	Market Value of	Number of	Market Value of
	Underlying				Shares or Units	Shares or Units	Unearned Shares	Unearned Shares
	Unexercised Options		Option	Option	of Stock That	of Stock That Have	or Units That	or Units That Have
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date	Have Not Vested	Not Vested (9)	Have Not Vested	Not Vested (9)

Larry T. Nicholson	20,000	–	$ 22.18	3/15/12	14,000 (4)	$238,420	125,000 (10)	$2,128,750
	14,000	–	$ 20.99	2/26/13	70,666 (5)	$1,203,442	–	–
	14,000	–	$ 40.00	2/25/14	77,654 (6)	$1,322,448	–	–
	30,000	–	$ 44.65	5/1/12	30,000 (7)	$510,900	–	–
	75,000	–	$ 37.37	7/1/12	–	–	–	–
	66,667	33,333 (1)	$ 27.38	10/1/13	–	–	–	–
	35,334	70,666 (2)	$ 14.13	3/1/14	–	–	–	–
	–	175,000 (3)	$ 23.27	3/1/15	–	–	–	–

Gordon A. Milne	60,000	–	$ 20.99	2/26/13	14,000 (4)	$238,420	50,000 (10)	$851,500
	60,000	–	$ 40.00	2/25/14	10,000 (8)	$170,300	–	–
	40,000	–	$ 44.65	5/1/12	23,333 (5)	$397,361	–	–
	–	50,000 (3)	$ 23.27	3/1/15	–	–	–	–

Keith E. Bass	6,000	–	$ 40.00	2/25/14	10,000 (4)	$170,300	32,000 (10)	$544,960
	14,000	–	$ 62.43	5/1/11	18,000 (5)	$306,540	–	–
	14,000	–	$ 44.65	5/1/12	–	–	–	–
	20,000	–	$ 37.37	7/1/12	–	–	–	–
	–	10,000 (3)	$ 23.27	3/1/15	–	–	–	–

Peter G. Skelly	6,000	–	$ 22.18	3/15/12	10,000 (4)	$170,300	32,000 (10)	$544,960
	4,760	–	$ 20.99	2/26/13	18,000 (5)	$306,540	–	–
	14,000	–	$ 40.00	2/25/14	–	–	–	–
	14,000	–	$ 62.43	5/1/11	–	–	–	–
	25,000	–	$ 44.65	5/1/12	–	–	–	–
	–	10,000 (3)	$ 23.27	3/1/15	–	–	–	–

David L. Fristoe	10,200	–	$ 20.99	2/26/13	7,333 (4)	$124,881	25,000 (10)	$425,750
	30,000	–	$ 40.00	2/25/14	13,333 (5)	$227,061	–	–
	20,000	–	$ 44.65	5/1/12	–	–	–	–
	–	10,000 (3)	$ 23.27	3/1/15	–	–	–	–

(1)	These unexercisable stock options were granted on October 1, 2008, and vest on October 1, 2011, if Mr. Nicholson is employed by Ryland on that date.
(2)	These unexercisable stock options were granted on March 1, 2009, and vest ratably in two remaining installments on March 1 of 2011 and 2012, if Mr. Nicholson is employed by Ryland on those dates.
(3)

These unexercisable stock options were granted on March 1, 2010, and vest ratably in three annual installments on each March 1 of 2011, 2012 and 2013, if the executive officers are employed by Ryland on those dates.

(4)

These unvested restricted stock units were granted on May 1, 2008, conditioned on Ryland generating $100 million or greater of net cash provided by operating activities in 2008. This performance criteria was satisfied. Therefore, the executive officers will vest in these unvested restricted stock units on May 1, 2011, if they are employed by Ryland on that date.

(5)

These unvested restricted stock units were granted on March 1, 2009, conditioned on Ryland generating $200 million or greater of net cash provided by operating activities in 2009. This performance criteria was satisfied. Therefore, the executive officers will vest in one-half of these unvested restricted stock units on each March 1 of 2011 and 2012, if they are employed by Ryland on those dates.

(6)

These unvested restricted stock units were granted on June 1, 2009, and were not subject to performance criteria. Therefore, Mr. Nicholson will vest in one-half of these unvested restricted stock units on each June 1 of 2011 and 2012, if he is employed by Ryland on those dates.

(7)

These unvested restricted stock units were granted on April 30, 2010, and were not subject to performance criteria. Therefore, Mr. Nicholson will vest in one-third of these unvested restricted stock units on each April 30 of 2011, 2012 and 2013, if he is employed by Ryland on those dates.

(8)

These unvested restricted stock units were granted on November 1, 2008, and were not subject to performance criteria. Therefore, Mr. Milne will vest in these unvested restricted stock units on November 1, 2011, if he is employed by Ryland on that date.

(9)	The market value of the restricted stock units equals the number of restricted stock units times the closing price of Ryland’s Common Stock on December 31, 2010, which was $17.03 per share.
(10)

These unvested restricted stock units were granted on March 1, 2010, conditioned on Ryland achieving an adjusted consolidated net loss of $5 million or less in 2010. This performance criteria was satisfied. Therefore, the executive officers will vest in one-third of these unvested restricted stock units on each March 1 of 2011, 2012 and 2013, if they are employed by Ryland on those dates.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting		on Vesting

Larry T. Nicholson	–	–	35,334	(1)	$ 822,222
	–	–	14,000	(2)	$ 318,920
	–	–	38,828	(3)	$ 695,409

Gordon A. Milne	–	–	11,667	(1)	$ 271,491
	–	–	14,000	(2)	$ 318,920
	–	–	10,000	(4)	$ 146,900

Keith E. Bass	–	–	9,000	(1)	$ 209,430
	–	–	10,000	(2)	$ 227,800

Peter G. Skelly	–	–	9,000	(1)	$ 209,430
	–	–	10,000	(2)	$ 227,800

David L. Fristoe	–	–	6,667	(1)	$ 155,141
	–	–	7,333	(2)	$ 167,045

(1)

Having met the related performance requirement, Messrs. Nicholson, Milne, Bass, Skelly and Fristoe, respectively, vested on March 1, 2010, in 35,334, 11,667, 9,000, 9,000 and 6,667 restricted stock units which were granted on March 1, 2009. The per share market value of the vested restricted stock units on March 1, 2010, was $23.27, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $411,111; Mr. Milne, $135,734; Mr. Bass, $104,715; Mr. Skelly, $104,715; and Mr. Fristoe, $77,559; and the cash amount received by each of the officers was as follows: Mr. Nicholson, $411,111; Mr. Milne, $135,757; Mr. Bass, $104,715; Mr. Skelly, $104,715; and Mr. Fristoe, $77,582.

(2)

Having met the related performance requirement, Messrs. Nicholson, Milne, Bass, Skelly and Fristoe, respectively, vested on May 1, 2010, in 14,000, 14,000, 10,000, 10,000 and 7,333 restricted stock units which were granted on May 1, 2008. The per share market value of the vested restricted stock units on May 1, 2010, was $22.78, which was the closing price of Ryland’s Common Stock on Friday, April 30, 2010, the last trading date prior to the vesting date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $159,460; Mr. Milne, $159,460; Mr. Bass, $113,900; Mr. Skelly, $113,900; and Mr. Fristoe, $83,511, and the cash amount received by each of the officers was as follows: Mr. Nicholson, $159,460; Mr. Milne, $159,460; Mr. Bass, $113,900; Mr. Skelly, $113,900; and Mr. Fristoe, $83,534.

(3)

Mr. Nicholson vested on June 1, 2010, in 38,828 restricted stock units which were granted on June 1, 2009, and which were not subject to the satisfaction of performance requirements. The per share market value of the vested restricted stock units on June 1, 2010, was $17.91, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Mr. Nicholson was $347,705 and the cash amount received by Mr. Nicholson was $347,704.

(4)

Mr. Milne vested on November 1, 2010, in 10,000 restricted stock units which were granted on November 1, 2008, and which were not subject to the satisfaction of performance requirements. The per share market value of the vested restricted stock units on November 1, 2010, was $14.69, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Mr. Milne was $73,450, and the cash amount received by Mr. Milne was $73,450.

2010 PENSION BENEFITS

		Number of Years		Present Value of Accumulated
Name	Plan Name	Credited Service		Benefit at December 31, 2010

Larry T. Nicholson	SESRP	5	(1)	$863,527
Gordon A. Milne	SESRP	5	(1)	$1,211,141
Keith E. Bass	SESRP	2		$215,104
Peter G. Skelly	SESRP	2		$230,162
David L. Fristoe	SESRP	5	(1)	$923,974

(1)	Messrs. Nicholson, Milne and Fristoe are fully vested in the SESRP Benefit because they completed the 5-year requirement for full vesting.

Effective July 1, 2003, Ryland established the Senior Executive Supplemental Retirement Plan (“SESRP”) for the benefit of executive officers. The SESRP gives participants the opportunity to receive a benefit in the form of 15 annual payments in the amount of $150,000 each, or the present value equivalent of this benefit payment in a lump sum cash payment calculated using an 8 percent discount rate (“SESRP Benefit”). Participants vest at the rate of 20 percent per year on each anniversary date of their participation in the SESRP provided they are continuously employed by Ryland from commencement of participation in the SESRP through the date of vesting. Messrs. Nicholson, Milne and Fristoe are fully vested in the SESRP Benefit. Messrs. Bass and Skelly began their participation in the SESRP in 2008 and were 40 percent vested on December 31, 2010. Participants are fully vested in the SESRP Benefit upon the occurrence of a “change of control” or an “involuntary termination of employment without cause” as defined in the plan. When Mr. Bass ended his employment with Ryland on January 11, 2011, he became fully vested in the SESRP Benefit. Payment of a participant’s vested SESRP Benefit will begin on the later of the date that is six months after the date of the participant’s “separation from service” or within 60 days of the first day of January following the participant’s 60th birthday, unless the participant elects a later January 1 payment date, which date may be no later than the January 1 following his 65th birthday. The present value equivalent of the accumulated benefit at December 31, 2010 for participants in the SESRP was calculated using the applicable vested percent of the full-benefit payment stream with payout beginning on January 1 following the participant’s 60th birthday for 15 years in a lump sum payment in the amount of the present value equivalent of the benefit calculated using an 8 percent discount rate, and then discounting such amount back to present value on December 31, 2010, using a 7 percent discount rate. The terms of the SESRP are set forth in the plan document, and the description contained in this Proxy Statement is subject to and governed by the plan document.

2010 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Company	Aggregate Earnings	Aggregate Balance at
Name	Contributions in 2010	Contributions in 2010 (1)	in 2010 (2)	December 31, 2010 (3)

Larry T. Nicholson	$144,000	$64,650	$45,358	$327,632
Gordon A. Milne	$66,000	$25,650	$22,357	$175,504
Keith E. Bass	$45,600	$15,450	$15,860	$108,817
Peter G. Skelly	$45,600	$15,450	$6	$66,456
David L. Fristoe	$21,600	$9,969	$4,105	$35,674

(1)	Matching contributions to the EDDCP II made by Ryland are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 22 of this Proxy Statement.

(2)	Represents earnings related to participants’ accounts that are invested in a variety of independently managed investment funds available under the plan.

(3)	This aggregate balance represents the participants’ accounts in the EDDCP II, which is the nonqualified deferred compensation plan maintained by Ryland.

All contributions set forth in the table above are pursuant to Ryland’s Executive and Director Deferred Compensation Plan II (“EDDCP II”). The EDDCP II was adopted by Ryland to comply with the requirements of Section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder. Any contributions to the predecessor nonqualified deferred compensation plan, the Executive and Director Deferred Compensation Plan (“EDDCP”), were “grandfathered” and governed by the terms of the EDDCP. Effective September 30, 2008, Ryland terminated the EDDCP and distributed all balances to participants. The EDDCP II remains in effect and allows executives to defer receipt of a portion of base salary and annual bonus. Participants are eligible to receive matching contributions from Ryland in an amount equal to 50 cents for each dollar contributed by a participant up to 6 percent of a participant’s annual base salary and bonus. These contributions are in excess of the limitations on contributions that apply to Ryland’s qualified deferred compensation plan known as the Retirement Savings Opportunity Plan. Ryland’s matching contributions vest upon the earlier of one-third at the end of each of the executive’s first three years of service, or the death, disability or retirement of the executive or a “change of control” of Ryland. As of December 31, 2010, all of the named executive officers had fully vested in Ryland’s matching contributions due to their length of employment with Ryland.

Under the EDDCP II, participants make irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred are performed or, at the discretion of the Committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation is determined to be “performance-based.” Participants may defer up to 100 percent of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualifies for deferral does not include amounts earned or paid under Ryland’s retention incentive award plan, personal health and services allowance, executive health and fitness benefit, discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings or losses in deferred accounts within the EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by Ryland and the plan administrator. Changes to investment fund elections may be made by the participants from time-to-time, and changes to the selection of funds available under the plan may be made by Ryland at any time upon a minimum of a month’s notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a “change in control,” or after six months from the date of their “separation from service” with Ryland in the form of a lump sum cash payment or up to 15 annual installments. Participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of Ryland.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments under Mr. Nicholson’s CEO Severance Agreement

In accordance with Mr. Nicholson’s CEO Severance Agreement dated December 17, 2009, if Mr. Nicholson’s employment is terminated by Ryland without “cause,” he receives a lump sum cash payment equal to the aggregate amount of twenty-four months of his annual base salary as in effect prior to the date of notice of termination. Additionally, Mr. Nicholson’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability and executive medical reimbursement programs provided by Ryland prior to the date of notice of termination are continued or equivalent benefits provided by Ryland for a period of two years. Also, Ryland will pay to Mr. Nicholson a lump sum cash payment equal to the value of coverage under Ryland’s executive life insurance program as well as the value of the personal health services allowance and health club benefit programs for a period of twenty-four months. Ryland will pay Mr. Nicholson a prorated share of his annual bonus incentive payment for the year in which the termination occurs and he will receive a payment of all benefits to which he has a vested right at the time of termination. Mr. Nicholson shall fully vest in any unvested grants of equity stock options and restricted stock unit awards as well as any unvested prior year awards or awards made for the year in which termination occurs under the retention incentive award plan. Also, in connection with a termination of employment without “cause,” Mr. Nicholson receives a separation from service lump sum cash payment equal to twice the highest amount of annual bonus incentive payment paid or payable in the three previous years prior to the year of termination of employment as well as a separation from service equity award equal to the highest restricted stock unit award granted during the three previous years. In the event the foregoing equity award cannot be made, Ryland will pay Mr. Nicholson a lump sum cash payment in an amount equal to the fair market value of such shares. In accordance with the “Policy Regarding Stockholder Approval of Severance Agreements,” which is discussed on page 20 of this Proxy Statement, all payments and benefits provided above may not exceed the “Severance Benefits Limitation” set forth in the Severance Policy.

The table below sets forth the assumed amount of payments that would be paid to Mr. Nicholson if there had been a termination of his employment by Ryland without “cause” on December 31, 2010.

Payments to Mr. Nicholson upon a termination of employment

by Ryland without “cause” on December 31, 2010

Twenty-four months of annual base salary	$1,800,000
2010 annual bonus incentive payment	$1,200,000
Value of health and welfare benefits for two years	$86,130
Lump sum cash payment equal to the value of additional benefits for two years	$165,880
Accelerated vesting of equity awards	$5,608,891
Accelerated vesting of deferred awards under the TRG Incentive Plan	$608,247
Separation from service lump sum cash payment equal to twice the highest annual bonus paid in the three prior years	$3,000,000
Separation from service equity award equal to the highest restricted stock unit award granted during the three prior years	$1,983,688

TOTAL	$14,452,836

In the event that Mr. Nicholson’s employment is terminated by reason of death, his benefits are determined in accordance with Ryland’s retirement, Senior Executive Supplemental Retirement Plan, insurance or other applicable program then in effect. In addition, Ryland shall pay to Mr. Nicholson’s beneficiaries or estate a prorated share of his bonus for the year in which termination occurs as well as all benefits to which they have a right in accordance with the plan or agreement governing such benefits.

In the event that Mr. Nicholson becomes “disabled” and is unable to perform his duties for more than 120 days during any 12-month period or, in the reasonable determination of the Board of Directors, Mr. Nicholson’s “disability” would exist for more than 120 days, Ryland has the right to terminate his employment. Upon such termination, Ryland’s obligation to pay and provide compensation shall expire except that Ryland will pay to Mr. Nicholson a prorated share of his bonus for the year in which termination occurs. Additionally, Ryland will pay Mr. Nicholson his base salary through the effective date of termination and shall pay all benefits to which he has a vested right in accordance with the plan, document or agreement governing such benefits. “Disability” means the incapacity of Mr. Nicholson to engage in the performance of his duties with Ryland, due to injury, illness, disease or bodily or mental infirmity.

Mr. Nicholson may terminate his employment with Ryland at any time by giving the Board of Directors 90 days written notice prior to the effective date of termination. Upon termination, Ryland will pay Mr. Nicholson his base salary through the date of termination and all benefits to which he has a vested right. Mr. Nicholson will not receive an annual bonus for the year in which termination occurs.

The Board of Directors may terminate Mr. Nicholson’s employment at any time for “cause” and Ryland will pay Mr. Nicholson his base salary through the date of termination. Mr. Nicholson will forfeit all rights and benefits he is entitled to receive including any right to a bonus for the year in which termination occurs, but excluding any benefits in which he has a vested right. “Cause” is defined as Mr. Nicholson’s willful and continued failure to perform the material duties of his position after receiving notice of and being given reasonable opportunity to cure such failure, willful misconduct demonstrably and materially injurious to Ryland, or conviction of a felony.

Potential Payments under Senior Executive Severance Agreements

Prior to 2006, Ryland entered into Senior Executive Severance Agreements with certain of its executive officers, including Messrs. Nicholson, Milne and Fristoe. Pursuant to these agreements, upon a “separation from service” within a “change of control period,” the executives receive a lump sum cash payment equal to their unpaid salary for the remainder of the year in which the “separation from service” occurs, a pro rata bonus through the date of the “separation from service” based on the highest bonus earned by the executives in any of the three years prior to their termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to their termination. In 2006, Ryland revised its form of Senior Executive Severance Agreement offered to new executive officers to comply with the newly adopted “Policy Regarding Stockholder Approval of Severance Agreements,” as discussed beginning on page 20 of this Proxy Statement. Messrs. Bass and Skelly executed the revised form of Ryland’s Senior Executive Severance Agreement that is subject to the Policy. Their agreements provide that upon a “separation from service” during a “change of control period,” they will receive a lump sum cash payment equal to a pro rata bonus through the date of the “separation from service” based on the target annual bonus for the year in which the “separation from service” occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by them in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to termination. For purposes of all of the Senior Executive Severance Agreements, “annual compensation” means the sum of an executive’s annual base salary and bonus paid or earned even though paid in a subsequent year, and all amounts credited to the executive, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the retention and equity incentive award plans.

Further, upon “separation from service” during a “change of control period,” each of the executives receives two years participation, at no cost to them, in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which they participate. The estimated cost for participation in these benefits for two years is as follows: Mr. Nicholson, $69,688; Mr. Milne, $54,620; Mr. Bass, $68,747; Mr. Skelly, $68,747; and Mr. Fristoe, $68,747. In addition, the executives receive an equivalent cash payment for two years of continued participation in the personal health and services allowance, health club benefit and benefits provided to the executive prior to the “change of control.” If any of the executives move their residence in order to pursue professional or career opportunities within two years after the date of their “separation from service” within a “change of control period,” they are reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling their homes, all moving expenses and any other benefits provided by Ryland under its relocation program. Messrs. Nicholson, Milne, and Fristoe will receive a lump sum cash payment equal to 10 percent of their “annual compensation” for the calendar year immediately preceding their termination of employment in lieu of the reimbursement for outplacement services. Under their Senior Executive Severance Agreements, Messrs. Bass and Skelly are eligible to receive reimbursement for outplacement services used within two years of the date of their “separation from service” during a “change of control period” up to 25 percent of their “annual compensation” for the calendar year prior to the date of their “separation from service.”

The “change of control period” for the Senior Executive Severance Agreements begins on the date Ryland becomes aware of or enters into discussions or negotiations that could involve a “change of control” and ends on the earlier of two years after the effective date of a “change of control” or the date on which a “change of control” is no longer discussed or proposed to occur. For purposes of the Senior Executive Severance Agreements, a “change of control” occurs when: a) a third party acquires beneficial ownership of 20 percent or more of the voting power of Ryland’s outstanding voting securities; b) the first purchase of shares of Ryland’s Common Stock is made under a tender or exchange offer by a third party; c) during any two-year period, members of the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election of each new Director was approved by two-thirds of the Board members at the beginning of the two-year period who are still in office; or d) Ryland’s stockholders approve a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of Ryland’s assets. For purposes of the Senior Executive Severance Agreements, a “separation from service” occurs when an executive’s employment is terminated by Ryland without “cause” or by the executive with “good reason.” The executive’s employment is terminated as of the date Ryland and the executive reasonably anticipate that no further services will be performed or that the bona fide services the executive will perform will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. “Good reason” means a) the executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a “change of control period”; b) Ryland requires the executive, without his consent, to be based at a location which is more than 50 miles from the executive’s then current primary residence; c) the executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced; or d) the executive experiences in any year a reduction in the ratio of the executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the executive’s incentive compensation, bonus or other such payment if these benefits or payments are calculated other than as a percentage of base salary.

All rights, awards and benefits of the executives under Ryland’s benefit, incentive and equity plans immediately vest in full, and the executives receive the amount of these rights, awards and benefits in a lump sum cash payment equal to the amount of these rights, awards and benefits upon a “separation from service” within a “change of control period.”

If any payment under the Senior Executive Severance Agreements would subject the executive officers to an excise tax under Section 4999 of the Code, Ryland or its successor shall pay the executives an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income, Medicare and employment taxes that apply to the additional amounts paid. There are no payments of estimated excise tax and related tax assistance in the table below because the payments to named executive officers upon a “separation from service” on December 31, 2010 within a “change of control period” would not have generated an excise tax for the named executive officers.

Pursuant to Ryland’s Senior Executive Supplemental Retirement Plan (the “SESRP”), vesting of benefits is accelerated immediately upon a “change of control” of Ryland or an “involuntary termination of employment without cause” as defined in the SESRP.

The table below sets forth the assumed amount of payments that would be paid to the named executive officers in the event of a “separation from service” on December 31, 2010 within a “change of control period.”

Payments to named executive officers upon a “separation from service”

on December 31, 2010 within a “change of control period”

	Larry T.	Gordon A.	Keith E.	Peter G.	David L.
	Nicholson (3)	Milne	Bass	Skelly	Fristoe
Two times highest “annual compensation” paid during 2007, 2008 or 2009	$6,603,124	$4,472,259	$2,975,380	$2,211,182	$2,301,651
Estimation of two years insurance and other benefits	$220,816	$159,748	$126,275	$126,275	$126,275
Accelerated vesting of deferred awards under the TRG Incentive Plan	$608,247	$359,984	$134,644	$134,644	$151,474
Accelerated vesting of unvested equity awards	$5,608,891	$1,657,581	$1,021,800	$1,021,800	$777,692
Outplacement assistance (1)	$330,156	$204,032	N/A	N/A	$96,240
Acceleration of SESRP Benefit (2)	N/A	N/A	$322,657	$345,242	N/A

TOTAL	$13,371,234	$6,853,604	$4,580,756	$3,839,143	$3,453,332

(1)          Lump sum cash payment equal to 10 percent of 2009 “annual compensation” for the executives named above except Messrs. Bass and Skelly who are eligible to receive reimbursement for the costs of all outplacement assistance they receive up to 25 percent of their “annual compensation,” which potential reimbursement amount is not determinable at this time.

(2)          Messrs.Nicholson, Milne and Fristoe are fully vested in their SESRP Benefit.

(3)          Mr. Nicholson’s CEO Severance Agreement sets forth the terms and conditions that are applicable if Mr. Nicholson’s employment is terminated in the future as a result of his death or disability, a voluntary termination by Mr. Nicholson, a termination by Ryland without “Cause” and a termination for “Cause.” In the event of a “Change of Control,” Mr. Nicholson has the option to have a separation from service governed by the provisions of his Senior Executive Severance Agreement or the CEO Severance Agreement. The amounts reflected in the table above are pursuant to his Senior Executive Severance Agreement.

2010 DIRECTOR COMPENSATION

	Fees Earned or		All Other
Name (1)	Paid in Cash (4)	Stock Awards (5)	Compensation (6)	Total

R. Chad Dreier (2)	$63,214	–	$10,000	$73,214
Leslie M. Frécon	$110,000	$68,340	$10,000	$188,340
Roland A. Hernandez	$118,750	$68,340	$10,000	$197,090
William L. Jews (3)	$201,937	$68,340	$10,000	$280,277
Ned Mansour	$118,750	$68,340	$10,000	$197,090
Robert E. Mellor	$110,000	$68,340	$10,000	$188,340
Norman J. Metcalfe	$118,750	$68,340	$10,000	$197,090
Charlotte St. Martin	$110,000	$68,340	$10,000	$188,340
Robert G. van Schoonenberg	$106,250	$68,340	$10,000	$184,590

(1)          Mr. Nicholson is a member of the Board of Directors as well as President and Chief Executive Officer of Ryland. His compensation is disclosed in the preceding executive compensation tables. Since he does not receive compensation separately for his duties as a Director, he is not included in the Director Compensation Table.

(2)          Mr. Dreier did not stand for election to the Board of Directors at the 2010 Annual Meeting of Stockholders. Therefore, he concluded his service as a Director effective on the date of the Annual Meeting of Stockholders, which was April 28, 2010. These amounts represent his Director Compensation during the time that he served as a Director in 2010.

(3)          Mr. Jews serves as Chairman of the Board of Directors.

(4)          The annual retainer fee for 2010, which was paid in quarterly installments, was $80,000. Mr. Jews received an annual retainer fee of $115,000 to serve as Chairman of the Board of Directors. Half of the annual retainer fee for Directors is paid in cash. The other half is used to purchase Ryland’s Common Stock with Ryland instructing a broker to enter an order to purchase shares of Ryland’s Common Stock on the open market so that the purchases occur immediately after the market opens on the date the retainer is paid by Ryland. For 2010, Committee members received an annual fee of $15,000 per committee which was paid in quarterly installments. Committee chairpersons received an additional annual fee of $5,000 paid in quarterly installments. Subject to Section 409A of the Code, Directors are able to defer their annual retainer and meeting fees and the stock purchased as part of their annual retainer fee into Ryland’s nonqualified deferred compensation plan, the EDDCP II. Ryland does not match Director contributions into the EDDCP II.

(5)          On April 26, 2006, Ryland’s stockholders approved the 2006 Non-Employee Director Stock Plan pursuant to which each non-employee Director receives an automatic grant of 3,000 shares of Common Stock each May 1. On May 1, 2010, each of the eight non-employee Directors received 3,000 shares. Pursuant to FASB ASC Topic 718, the aggregate grant date fair value of these stock awards was computed using the closing price of Ryland’s Common Stock on Friday, April 30, 2010, the last trading date prior to the date of grant.

Previously, the Directors were granted awards of stock options pursuant to a prior Non-Employee Director Stock Plan. As a result, the Directors have the following aggregate number of stock option awards outstanding as of December 31, 2010: Ms. Frécon, 90,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 100,000 shares; Mr. Metcalfe, 100,000 shares; and Ms. St. Martin, 60,000 shares. The Common Stock awards received pursuant to Ryland’s 2006 Non-Employee Director Stock Plan are fully vested and distributed on the date of grant and are, therefore, not outstanding.

(6)          During 2010, each of the Directors received the ability to designate where Ryland made a contribution to qualified charities up to $10,000 annually. These contributions were made directly by Ryland.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. We ask that you support the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” beginning on page 11 of this Proxy Statement and the accompanying tables contained in this Proxy Statement.

As described under the heading “General Overview – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success, and to link a significant portion of their compensation to relevant financial performance measures of Ryland and to the long-term success of Ryland. For example, in 2010 our named executive officers were rewarded under our annual cash bonus plan based on the achievement of an annual goal tied to adjusted consolidated net earnings. In the past, profitability and cash provided by operating activities have been used as benchmarks. Our long-term retention incentive award plan typically has been based on targeted benchmarks tied to return on equity, although discretionary awards were made in 2010. Further, a significant portion of total compensation of our named executive officers is based upon equity awards which have historically contained performance criteria as well as time vesting requirements which we believe further aligns the interests of the named executive officers with the interests of our stockholders. This also directly ties the value of equity based compensation to Ryland’s earnings performance and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 11 for additional details about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

The Compensation Committee continually reviews our named executive officers’ incentive compensation programs to ensure they achieve the desired goals of aligning our executive compensation structure with Ryland’s achievement of improved profitability as well as with our stockholders’ interests. As a result of this review process, the Compensation Committee has taken several actions to align executive compensation with stockholders’ interests in this challenging environment for the homebuilding industry. For example:

•      Our named executive officers did not receive an increase in their base salary in 2009 or 2010 with the exception of Mr. Nicholson who received an increase of his base salary to $900,000 in connection with his promotion to Chief Executive Officer on June 1, 2009;

•      Adjusting for the impact of Mr. Nicholson’s promotion, and comparing to the compensation of the former Chief Executive Officer, our total compensation for our named executive officers has declined substantially in the last three years in comparison to prior years, with only modest increases in the last year as performance has started to improve;

•      We have adjusted our identified performance measures as appropriate to meet Ryland’s critical goals and objectives during changing market conditions, using cash from operating activities as the performance measure during the economic downturn to preserve Ryland’s balance sheet and financial position pending a recovery and a return to better conditions and returning more recently to adjusted consolidated net earnings as we begin to focus on a return to profitability; and

•      We update our policies and procedures consistent with good corporate governance including adopting at our stockholders’ request policies relating to severance and extraordinary retirement benefits for our senior executives. We plan to adopt a claw back policy for incentive compensation in 2011 consistent with the requirements of the Dodd-Frank Act.

We are asking our stockholders to indicate their support for our named executive officer compensation program as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Ryland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, is hereby APPROVED.”

The “say-on-pay” vote is advisory, and therefore not binding on Ryland, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY

VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote, such as Proposal No. 2 included on page 36 of this Proxy Statement, in connection with the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation every one, two or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this Proposal. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote on this Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency selected by stockholders for the advisory vote on executive compensation. The frequency selected by stockholders will be given due consideration by the Company in its discretion. However, because this vote is advisory and not binding on the Board of Directors or Ryland, the Board may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 4

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.

2011 EQUITY AND INCENTIVE PLAN

On February 23, 2011, Ryland’s Board of Directors approved the 2011 Equity and Incentive Plan (the “2011 Plan”) as recommended by the Compensation Committee and subject to approval by the stockholders of Ryland. Ryland’s stockholders are being asked to approve the 2011 Plan. If approved, the 2011 Plan will replace the 2008 Equity Incentive Plan (the “2008 Plan”) and no further awards will be issued under the 2008 Plan. If the 2011 Plan is not approved by the stockholders, the 2008 Plan will remain in force.

As of February 23, 2011, there were approximately 1,483,364 shares remaining available for future grant under the 2008 Plan. If the stockholders approve the 2011 Plan, the remaining shares available for future grant under the 2008 Plan are not available for issuance under the 2011 Plan. However, any shares which underlie awards granted under the 2008 Plan or any of our predecessor equity incentive plans that are forfeited, expire, are canceled or settled in cash without delivery of shares, plus an additional 3,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and similar events) will be available for issuance under the 2011 Plan. Based on the level of grants made in recent years, the 2011 Plan is expected to provide sufficient equity incentive award capacity for the next three years, which the Board of Directors currently believes is reasonable under the circumstances.

Ryland’s Board of Directors believes that the 2011 Plan is critical to Ryland’s ability to attract, retain and motivate the key executive and management personnel necessary to maintain Ryland’s success. The 2011 Plan will enable Ryland to attract and retain the highest caliber managers and employees, to link incentive awards to corporate and stockholder performance, and to encourage capital accumulation and stock ownership by key managers and personnel in order to increase their proprietary interest in Ryland’s success.

In addition to advancing those interests, Ryland’s Board of Directors believes that the provisions of the 2011 Plan reflect Ryland’s continued commitment to strong corporate governance practices in the interest of its stockholders by maintaining the following provisions which were included in the 2008 Plan:

•      The 2011 Plan does not include liberal share counting provisions that could increase the number of shares available for grant without stockholder approval. For example, the proposed 2011 Plan prohibits making available for issuance under the 2011 Plan shares withheld or tendered to pay the exercise price of an option or award, or to satisfy tax withholding obligations in connection with an award.

•      The 2011 Plan does not include any evergreen or reload provisions. That is, the maximum number of shares issuable under the 2011 Plan is fixed and cannot be increased without stockholder approval, a maximum term for the 2011 Plan is specified, and no new stock options will be awarded automatically upon the exercise of another stock option.

•      The 2011 Plan prohibits stock option repricing and issuing options with an exercise price below fair market value on the date granted.

•      To help manage future overhang levels, stock options granted under the 2011 Plan may not have a term longer than seven years.

•      To ensure that awards are tied to retention incentives, all awards granted under the 2011 Plan must have a minimum three-year graded or cliff vesting period or, if vesting is based on performance criteria established by the Compensation Committee, at least a one-year vesting period.

The 2011 Plan, if approved by the stockholders, will be effective on the date of the 2011 Annual Meeting of Stockholders and will remain in effect until February 20, 2021, unless it is terminated by the Board of Directors or Compensation Committee at an earlier date.

As of February 23, 2011, Ryland had 1,483,364 shares available for grant under the 2008 Plan, 372,945 of which are available for grant as restricted stock or stock unit awards, and 21,975 shares available for grant under the 2006 Non-Employee Director Stock Plan. The number of options outstanding under all plans as of February 23, 2011 is 3,681,966 with a weighted average exercise price of $33.50 and weighted average remaining term of 2.6 years. The number of restricted stock unit awards outstanding is 727,317 as of February 23, 2011.

A copy of the 2011 Plan is attached to this Proxy Statement as Exhibit A. The following summary description is qualified by reference to the plan document.

Summary of Proposed Equity Incentive Plan

Number of Shares

The number of shares of Common Stock available for issuance under the 2011 Plan as of its effective date is 3,000,000 new shares. There is no carryover of remaining shares from the 2008 Plan. In addition to the 3,000,000 new shares, any shares of Common Stock covered by an award (or portion of an award) granted under the 2011 Plan or a prior equity incentive plan that is forfeited, expires, or is canceled or settled in cash without delivery of shares will be available for award under the 2011 Plan. As of February 23, 2011, there were 3,744,283 awards outstanding under all of our equity incentive plans, any of which might be forfeited, expire, canceled or settled in cash without delivery of shares and, upon such, the underlying shares would be available for award under the 2011 Plan.

The following additional restrictions are imposed under the 2011 Plan.

•      The maximum number of shares that may be issued in connection with incentive stock options intended to qualify under Code Section 422 is 3,000,000 shares.

•      The maximum number of shares subject to awards of any combination that may be granted under the 2011 Plan during any calendar year to any one person is 500,000 shares.

•      The maximum cash amount that may be payable in combination with any performance-based award denominated in restricted stock or stock units granted under the 2011 Plan is the cash amount equal to the fair market value of the underlying shares.

•      The maximum aggregate cash amount that may be payable in connection with cash incentive awards granted under the 2011 Plan during a calendar year to any one person is $2,000,000, provided, however, that this limit shall be multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months’ duration.

The number of shares reserved for issuance under the 2011 Plan, and the limits on the number of awards that may be granted under the 2011 Plan to any one person or of a particular type, as described above, are subject to adjustment to reflect certain subsequent capital adjustments such as stock dividends, stock splits and share exchanges.

Administration; Eligibility

The selection of the participants in the 2011 Plan will be determined by the Compensation Committee of the Board of Directors. From time to time, one or more committees as may be appointed by the Board of Directors or by the Compensation Committee may serve as plan administrator, and, to the extent permitted by applicable law, the Compensation Committee may delegate authority to a committee of officers to make awards to persons who are not subject to Section 16 of the Exchange Act. Key employees and other individuals providing bona fide services to or for Ryland, or any affiliate of Ryland, are eligible to receive awards under the 2011 Plan. Approximately 72 employees at present are eligible to receive awards under the 2011 Plan.

Types of Awards

The 2011 Plan allows for the grant of stock options, restricted stock awards, stock unit awards and cash incentive awards in any combination, separately or in tandem. The Compensation Committee will determine the terms and conditions of awards granted under the 2011 Plan, including the times when awards vest and their exercise periods following certain events, such as termination of employment. The 2011 Plan specifies, however, that all awards must have a minimum three-year graded of cliff vesting period or, if subject to performance criteria established by the Compensation Committee, at least a one-year vesting period. All awards granted under the 2011 Plan will fully vest and are exercisable in the event that a “change in control” of Ryland occurs.

Stock Options.  The Compensation Committee may grant either incentive stock options qualified under Code Section 422, or options not qualified under any section of the Internal Revenue Code (“nonqualified options”). All stock options granted under the 2011 Plan must have an exercise price at least equal to the fair market value of the underlying Common Stock on the grant date. No stock option granted under the 2011 Plan may have a term longer than seven years. As of February 23, 2011, the fair market value of a share of Ryland’s Common Stock, determined by the last reported sale price per share on that date as quoted on the New York Stock Exchange, was $17.23. The exercise price of stock options may be paid in cash or by any other means the Compensation Committee approves.

Restricted Stock Awards. Awards of shares of Common Stock may be issued with or without payment of consideration by the participant. Restricted stock awards will be subject to conditions and restrictions specified by the Compensation Committee. Generally, restricted stock awards will be subject to forfeiture if the recipient terminates his or her service relationship with Ryland before the restrictions lapse.

Stock Unit Awards. Awards of stock units may be issued with or without payment of consideration by the participant. Stock units represent a promise to deliver shares, or an amount of cash equal to the value of the underlying shares, at a future date. Stock unit awards will be subject to conditions and restrictions specified by the Compensation Committee. Stock units granted to a participant will be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of Ryland’s assets. Except as otherwise provided in the applicable award agreement, the participant will not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit.

Cash Incentive Awards. Cash incentive awards may be issued to eligible participants subject to terms and conditions specified by the Compensation Committee. The size of a cash incentive award will be denominated in dollars, such as a percentage of base salary, but payments of a cash incentive award may be made in cash, Common Stock, stock units or any combination of the foregoing. All amounts earned under any cash incentive award will be paid no later than the date that is two and one-half months following the end of the year during which the eligible participant becomes vested in the award.

Performance Factors. In order to enable Ryland to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, paid to certain executive officers, the 2011 Plan provides that the Compensation Committee may determine that the granting, vesting, right to exercise or lapse of restrictions associated with, or settlement of, an equity or cash incentive award (referred to as a “performance-based award”) under the 2011 Plan is contingent upon the attainment of one or more pre-established, objective performance goals based on any, or any combination of, specified business criteria. The criteria may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups or an index covering multiple companies. For this purpose, the specified business criteria are limited to the following:

•      Earnings or Profitability Metrics: including, but not limited to, earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, mortgage indemnification expense, early extinguishment of debt, stock-based compensation expense, changes in GAAP or critical accounting policies, or other extraordinary or non-recurring items, as specified by the Compensation Committee when establishing the performance goals;

•      Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);

•      Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; or working capital;

•      Liquidity Metrics: including, but not limited to, debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Compensation Committee;

•      Stock Price, Equity and other Financial Metrics: including, but not limited to, return on stockholders’ equity; total shareholder return; revenue (gross, operating or net); revenue growth; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and

•      Strategic Metrics: including, but not limited to, growth in assets; market penetration; business expansion; land management; sales, net sales or closings; inventory control; inventory, land or lot improvement or reduction; acquisitions or divestitures; market share.

Performance goals may include minimum, maximum and target levels of performance. The size of the performance-based award or the lapse of restrictions with respect to the performance-based award generally will be based on the level of performance attained. The Compensation Committee may modify the measurement criteria as applied to performance-based awards to offset any unintended results arising from events not anticipated when the performance goals were established. However, any such modifications may be made with respect to an award granted to one of Ryland’s executive officers only to the extent permitted by Section 162(m) of the Code if the executive officer is a “covered employee” as defined by Section 162(m) of the Code and the Compensation Committee has designated the performance-based award as one intended to comply with Section 162(m) of the Code.

Performance-based awards may be payable, in whole or in part, in cash. The maximum cash amount that may be payable in combination with any performance-based award denominated in restricted stock or stock units is the cash amount equal to the fair market value of the underlying shares. The maximum aggregate cash amount that may be payable in connection with cash incentive awards granted under the 2011 Plan during a calendar year to any one person is $2,000,000, provided, however, that this limit shall be multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months’ duration.

Grants of Awards

Because participation and the types of awards available for grant under the 2011 Plan as proposed are subject to the discretion of the Compensation Committee, the benefits or amounts that any participant or groups of participants may receive if the 2011 Plan is approved are not currently determinable with the exception of certain awards to be granted to the named executive officers under Ryland’s 2011 retention incentive award plan as discussed in the “Compensation Discussion and Analysis” under the section entitled “Retention Incentive Awards” beginning on page 16 of this Proxy Statement and reflected in the table below.

NEW PLAN BENEFITS TABLE

PLAN NAME: 2011 EQUITY AND INCENTIVE PLAN

		Number of
Name and Position	Value ($)	Shares (1)

Larry T. Nicholson – President and Chief Executive Officer of The Ryland Group, Inc.	1,350,000	n/a
Gordon A. Milne – Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	770,000
Keith E. Bass – Former Senior Vice President of The Ryland Group, Inc.; former President of the South Region of Ryland Homes	0	n/a
Peter G. Skelly – Senior Vice President of The Ryland Group, Inc.; President of Ryland’s Homebuilding Operation	400,000	n/a
David L. Fristoe – Senior Vice President and Chief Accounting Officer of The Ryland Group, Inc.	324,000	n/a
All current executive officers as a group	3,469,500	n/a
All current directors who are not executive officers, as a group	0	n/a
All employees, including all current officers who are not executive officers, as a group	0	n/a

(1)   The values in the table above reflect the maximum amounts that can be earned under the 2011 Plan. The actual amounts may be adjusted based on a targeted level of Ryland’s 2011 return on equity performance. If this proposal is approved and the retention incentive awards are earned, 75 percent of the value of the awards will be paid in cash and 25 percent of the value will be paid in shares of Common Stock. The number of shares of Common Stock is not determinable at this time. The value to be paid in shares of Common Stock will be divided by the closing market price of Ryland’s Common Stock on the date the retention incentive award is determined by the Compensation Committee to have been earned by the executive to determine the number of shares that the executive may receive provided that all vesting conditions are satisfied.

Amendments

The Board of Directors or the Compensation Committee may alter, amend, suspend, or discontinue the 2011 Plan or any portion of the 2011 Plan at any time, but no such action may be taken without stockholder approval if it materially increases the benefits to participants, materially modifies the requirements as to eligibility to receive awards, materially increases the number of shares of Common Stock that may be issued under the 2011 Plan, or modifies the stock option repricing prohibition contained in the 2011 Plan. The Compensation Committee may alter or amend awards under the 2011 Plan, but no such action may be taken without the consent of the participant if it would adversely affect an outstanding award, and no such action may be taken if it would result in repricing a stock option to a lower exercise price other than to reflect a capital adjustment such as a stock split.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences under current law for or as they pertain to incentive stock options and nonqualified stock options, which are authorized for grant under the 2011 Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the 2011 Plan.

Incentive Stock Options. An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Code Section 422. Optionholders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. Ryland will not be entitled to any deduction for federal income tax purposes, with respect to that capital gain or loss recognized by the optionholder. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the disqualifying disposition of the shares generally will result in a deduction by Ryland for federal income tax purposes.

Nonqualified Stock Options. Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to Ryland with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. Ryland generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option.

Other Considerations.  The Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its three most highly compensated executive officers (other than the chief executive officer and chief financial officer) if the compensation payable is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. Ryland intends for compensation arising from grants of awards under the 2011 Plan that are based on performance goals, and stock options granted at fair market value, to be deductible by Ryland as performance-based compensation not subject to the $1 million limitation on deductibility.

Recommendation of your Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 2011 EQUITY AND INCENTIVE PLAN.

PROPOSAL NO. 5

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.

2011 NON-EMPLOYEE DIRECTOR STOCK PLAN

The Board of Directors proposes that Ryland’s stockholders approve Ryland’s adoption of The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan (the “NED Plan”). If approved, shares of Ryland’s Common Stock will be issued under the NED Plan to non-employee Directors. The following is a summary of the NED Plan as proposed for approval. This summary is qualified in its entirety by reference to the full text of the NED Plan which appears as Exhibit B to this Proxy Statement.

Summary of NED Plan Terms

Purpose and Types of Awards: The NED Plan’s purpose is to align the interests of the non-employee members of Ryland’s Board of Directors with the interests of Ryland and its stockholders through an equity participation in the value of Ryland’s Common Stock. The NED Plan provides for automatic grants of stock awards to non-employee Directors on May 1 of each year. The NED Plan will replace the 2006 Non-Employee Director Equity Plan (the “Predecessor Plan”).

Shares Available Under the NED Plan:  The NED Plan authorizes for issuance 200,000 shares of Common Stock. Appropriate adjustments will be made to this authorization to reflect any stock dividend, stock split, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price below market price, or other similar change affecting Ryland’s Common Stock. Such adjustments will be made in the maximum number and kind of shares subject to the NED Plan, and subsequent grants of stock awards. The shares available under the NED Plan will come from authorized but unissued shares of Common Stock, purchases by Ryland on the open market or from any other proper source.

Shares Available Under Other Ryland Equity Plans:  As of February 23, 2011, Ryland has 1,483,364 shares available for grant under the 2008 Equity Incentive Plan, which is the equity plan for employees and officers of Ryland, 372,945 of which are available for grant as restricted stock or stock units. As of February 23, 2011, the Predecessor Plan has 21,975 shares available for grant, however, if the stockholders approve the NED Plan, no further awards will be made under the Predecessor Plan.

Administration:  The NED Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to construe the NED Plan, to determine all questions arising under the NED Plan, and to adopt and amend rules and regulations for the administration of the NED Plan. The Compensation Committee, however, has no discretion with respect to the eligibility or selection of Directors to receive stock awards as well as the timing, amount, vesting or payment of stock awards. Decisions of the Compensation Committee on the administration of the NED Plan are final, binding and conclusive.

Eligibility to Participate: All members of the Board of Directors who are not employees of Ryland will participate in the NED Plan. As of March 10, 2011, eight Directors are eligible to participate in the NED Plan.

Stock Awards: Non-employee Directors will receive a stock award of 3,000 shares of Common Stock on May 1 of each year. New non-employee Directors who are appointed or elected after May 1 of any year will receive a pro rata stock award 30 days after their date of appointment or election based on the remaining portion of the plan year in which they are appointed or elected from May 1 to April 30. Stock awards are fully vested and nonforfeitable on their applicable award date.

Deferral of Stock Awards: Directors may elect to defer receipt of a stock award in accordance with certain election procedures. If a Director elects to defer receipt of payment of shares of Common Stock subject to a stock award, the number of shares of Common Stock subject to the stock award will be credited to the Director and will be deposited into and made subject to the terms and conditions of Ryland’s Executive and Director Deferred Compensation Plan II (the “EDDCP II”).

On each cash dividend payment date with respect to the deferred shares of Common Stock, the Director will receive a cash dividend equivalent payment credited, on a pro rata basis, to the other non-Common Stock investment accounts maintained by the Director pursuant to the EDDCP II.

Amendment and Termination: The Compensation Committee may amend, suspend or terminate the NED Plan or any portion of it at any time except to the extent prohibited by applicable law, the SEC or the New York Stock Exchange. If not sooner terminated by the Compensation Committee, the NED Plan will terminate on April 25, 2021.

NEW PLAN BENEFITS TABLE

PLAN NAME: 2011 NON-EMPLOYEE DIRECTOR STOCK PLAN

Name and Position	Value ($)	Number of Shares

Named Executive Officers (not eligible under NED Plan)	n/a	n/a

Executive Group (not eligible under NED Plan)	n/a	n/a

Non-Executive Director Group	n/a (1)	aggregate 24,000 per year (2)

Non-Executive Officer Employee Group (not eligible under NED Plan)	n/a	n/a

(1)   Not applicable since value of benefits or amounts is indeterminate.

(2)   Assumes a grant of 3,000 shares of Common Stock to each of the eight eligible non-employee Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 2011 NON-EMPLOYEE DIRECTOR STOCK PLAN.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL CONCERNING GREENHOUSE GAS EMISSIONS

Ryland received a stockholder proposal from Calvert Asset Management Company, Inc. (“Calvert”), located at 4550 Montgomery Avenue, Bethesda, Maryland 20814, and the Nathan Cummings Foundation (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. As a result, Ryland includes the following stockholder proposal in its Proxy Statement for the 2011 Annual Meeting of Stockholders. Stockholders will vote on the proposal at the Annual Meeting. Calvert beneficially owns approximately 11,346 shares of Ryland’s Common Stock. NCF beneficially owns approximately 103 shares of Ryland’s Common Stock.

Stockholder’s Proposal

“The Intergovernmental Panel on Climate Change (IPCC) has concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The Environmental Protection Agency estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2008.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2011, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board of Directors’ Statement in Opposition to the Stockholder Proposal

Ryland recognizes the importance of minimizing its impact on climate change to purchasers of our homes as well as other constituents. Ryland places a priority on the evaluation of its designs and building methods to conserve resources, improve energy efficiency and reduce greenhouse gas emissions. The Board recommends a vote against this proposal because our current business practices already address the concerns raised in the proposal. Ryland understands that energy efficient homes consume less energy, which should have a positive impact on greenhouse gas emissions. Ryland is a member of the local communities in which it builds and, as a national homebuilder, is a member of the United States community. Therefore, Ryland has a vested interest in these topical issues, and it is Ryland’s policy to monitor regulatory and scientific developments regarding the environment and meet or exceed all of its obligations.

Ryland addresses the concerns raised by the foregoing proposal in the evaluation of the products that are included in the homes it sells to its customers. Ryland endeavors to purchase the appliances, heating and air conditioning units and other products incorporated into its homes from environmentally responsible companies that are active in addressing environmental impacts and greenhouse gas emissions.

Ryland designs its homes in a way that addresses environmental concerns, prevents pollution, conserves resources and reduces waste. This policy is implemented by management’s evaluation of the use of new technologies in order to exceed current homebuilding practices related to energy efficiency standards. As a matter of practice, Ryland undertakes a comprehensive review of the environmental concerns affecting each of its construction projects and strives to meet or exceed the environmental protection standards applicable to each project. Ryland has concentrated significant efforts in these areas and is continually evaluating and implementing initiatives aimed at environmental concerns especially those regarding energy efficiency and the reduction of greenhouse gas emissions.

Ryland’s customers demand the best not only from the finished product but from the components that make up a new Ryland home, and an important way for Ryland’s suppliers to differentiate their products is to be at the forefront of developing new products that decrease energy usage. Ryland strives to implement home designs that decrease energy and water usage, and minimize impact to the environment. In this regard, Ryland has implemented its HOUSEWORKSSM program. As a result of the HOUSEWORKSSM program, the homes that Ryland builds are preserving the environment, conserving energy and providing more comfort for our customers. The HOUSEWORKSSM program achieves these goals in several ways that include:

•                RESOURCE EFFICIENCY – We minimize our impact on the resources involved in building a Ryland home. From efficient designs that perform better to products that conserve and protect the environment, which include material made from recycled content, Ryland is reducing the energy consumption and greenhouse gas emissions generated by its homes. Our suppliers share this goal of sustainability and minimal environmental impact.

•                ENERGY EFFICIENCY – Ryland’s new homes use less energy than older homes. Ryland’s homes feature ENERGY STAR® qualified dishwashers that have earned the government’s rating for meeting strict energy efficiency guidelines. Many of our homes include high-efficiency minimum 13-SEER, 12-SEER (Seasonal Energy Efficient Ratio), air conditioning systems with environmentally-sound Puron® refrigerant that won’t deplete the ozone layer and dual-paned low-E (low emissivity) glass windows. Ryland’s homes also feature a programmable thermostat that provides increased efficiency to the heating and cooling systems within a home thereby using less energy. All of these features of our Ryland homes mean our homes use less energy and, therefore, emit less greenhouse gases.

•                WATER EFFICIENCY AND CONSERVATION – All Ryland homes feature Moen® lavatory faucets that are certified to meet WaterSense® criteria, indicating they meet the U.S. Environmental Protection Agency criteria for water efficiency and performance. The EPA estimates that using WaterSense® labeled plumbing fixtures can save as much as 10,000 gallons of water a year which results in a significant reduction of water usage by our homes and conservation of a precious global resource.

As a leading national homebuilder, Ryland is dedicated to reduce the carbon footprint of our homes and our homebuilding operation. We have made a concerted commitment to find and use eco-friendly products whenever possible in our homes and partner with suppliers who share our commitment to sustainability. Additionally, we take the time to educate our homeowners on how to operate and maintain their homes in order to maximize energy savings and efficiency and reduce the impact of their home on the environment.

Ryland is addressing the issues identified in the stockholder proposal through its achievement of maximum energy efficiency in the homes it builds. Ryland is an industry leader in how it designs and builds its homes and carefully selects its manufacturers to effectively and responsibly address the issues raised by the proposal.

Ryland evaluates the environmental effects of its operations with respect to its local communities as well as in response to the environmental issues, such as greenhouse gas emissions, facing our world community and future generations. Ryland seeks to build homes that are energy efficient, that are affordable, and that minimize their impact upon climate change, all while delivering value to homeowners and stockholders. We believe that the additional assessment requested by this stockholder proposal is unnecessary in light of our continued voluntary efforts to build increasingly energy efficient homes that minimize the impact upon climate change and the environment. We further believe this stockholder proposal is not appropriate, given the complexity involved in evaluating and selecting technologies and products for use in the construction of our homes that fulfill these goals but still comply with all local regulations and other requirements. Accordingly, requiring specific numerical targets, as opposed to a general business-based approach as systems and practices evolve and local and national circumstances dictate, is not in the best interests of Ryland and its stockholders. Additionally, we believe the adoption of the proposal would require Ryland to needlessly commit significant additional costs, time and resources to matters that are currently and efficiently being handled by Ryland’s homebuilding operation and its experienced management group.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the Proposal at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 6.

PROPOSAL NO. 7

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2011 and, therefore, recommends stockholder approval of the ratification of Ernst & Young LLP to act as Ryland’s independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law, nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but still may retain them.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RYLAND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2010 for any person subject to Section 16 of the Exchange Act, there were no persons who failed to file reports required by Section 16(a) of the Exchange Act on a timely basis during 2010.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 11, 2011, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2012 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive notice of the nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2012 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April, 2012, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc., c/o Corporate Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Communications may also be sent via Ryland’s Web Site at www.ryland.com under the “Investors” tab. If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature, or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

If any other business should come before the meeting, the proxy holders will vote according to their discretion.

EXHIBIT A

THE RYLAND GROUP, INC.

2011 EQUITY AND INCENTIVE PLAN

1.                    Purpose and Types of Awards

The purpose of THE RYLAND GROUP, INC. 2011 EQUITY AND INCENTIVE PLAN (the “Plan”) is to promote the long-term growth and profitability of the Corporation by providing key people with equity and cash incentive awards to improve stockholder value and to contribute to the growth and financial success of the Corporation.

The Plan permits the granting of stock options (including incentive stock options qualifying under Code Section 422 and nonqualified stock options), restricted stock awards, stock units, cash incentive awards, or any combination of the foregoing.

2.                    Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)               “Administrator” means the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b)               “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by or is under common control with the Corporation (including joint ventures, limited liability companies and partnerships). For this purpose, “control” shall mean ownership of 50 percent or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)               “Award” shall mean any stock option, restricted stock award, stock unit award, or cash incentive award.

(d)               “Board” shall mean the Board of Directors of the Corporation.

(e)               “Change in Control” shall mean:

(i)                   The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

(ii)                The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

(iii)             During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv)            Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

For purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code Section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code Section 409A.

(f)                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g)               “Common Stock” shall mean shares of Common Stock, $1.00 par value, of the Corporation.

(h)               “Corporation” shall mean The Ryland Group, Inc. and its successors and assigns.

(i)                   “Designated Beneficiary” shall mean the beneficiary designated by an Award holder, in a manner and to the extent determined by the Administrator, to receive amounts due or exercise rights of the Award holder in the event of the Award holder’s death. In the absence of an effective designation by an Award holder, “Designated Beneficiary” shall mean the Award holder’s estate.

(j)                   “Effective Date” shall mean the date the Plan is approved by the stockholders of the Corporation.

(k)               “Fair Market Value” shall mean, with respect to the Corporation’s Common Stock, as of any date:

(i)                   if the principal market for the Corporation’s Common Stock (as determined by the Administrator if the Corporation’s Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of the Corporation’s Common Stock for the regular market session on that date on the principal exchange or market on which the Corporation’s Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported;

(ii)                if the principal market for the Corporation’s Common Stock is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Corporation’s Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported; or

(iii)             if the Corporation’s Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith.

(l)                   “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(m)           “Plan Share Reserve” means the maximum number of shares of Common Stock that may be issued with respect to Awards granted under the Plan.

(n)               “Prior Plans” shall mean The Ryland Group, Inc. 2002 Equity Incentive Plan, 2005 Equity Incentive Plan, the 2007 Equity Incentive Plan and the 2008 Equity Incentive Plan.

(o)               “2008 Equity Incentive Plan” shall mean The Ryland Group, Inc. 2008 Equity Incentive Plan, the term of which expires on February 20, 2018.

3.                    Administration

(a)               Administration of the Plan. The Plan shall be administered by the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board from time to time.

(b)               Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types and sizes of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(c) of the Plan, (A) any modification that would adversely affect any outstanding Award shall not be made without the consent of the holder, and (B) the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price); and (vi) in the case of death, disability, retirement or a Change in Control, accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other service relationship with the Corporation.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable. To the extent permitted by applicable law, the Administrator may delegate to one or more executive officers of the Corporation the power to (i) grant Awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, or any successor provision and are not executive officers of the Corporation, and (ii) make all determinations under the Plan with respect thereto, provided that the Administrator shall fix the maximum amount of such Awards for the group and a maximum for any Award recipient.

Notwithstanding anything in the Plan to the contrary, the Administrator shall not exercise its power and authority in a manner that would add a feature for the deferral of compensation to an Award, making such Award subject to Code section 409A, nor shall the Administrator exercise its power and authority in a manner that would cause the acceleration of payment in violation of Code section 409A to the extent any Award granted under this Plan is determined to be subject to Code section 409A.

(c)               Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)               Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)               Indemnification. To the maximum extent permitted by law, and by the Corporation’s Charter and Bylaws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

(f)                 Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

4.                    Shares Available for the Plan; Maximum Awards

(a)               Plan Share Reserve. Subject to the following provisions of this Section 4 and adjustments as provided in Section 7(c) of the Plan, the Plan Share Reserve shall be equal to 3,000,000 shares of Common Stock plus any shares of Common Stock that are represented by Awards granted under the Prior Plans that are forfeited, expire, or are canceled, or settled in cash without delivery of shares of Common Stock or which result in the forfeiture of the shares of Common Stock back to the Corporation.

(b)               Adjustments to Plan Share Reserve; Fixed ISO Limit. If any Award, or portion of an Award, under the Plan or the Prior Plans expires or terminates unexercised, becomes unexercisable, is forfeited or otherwise terminated, surrendered or canceled as to any shares, or is settled in cash without delivery of shares of Common Stock, the shares subject to such Award shall thereafter be available for Awards under the Plan; provided, however, that the withholding, surrender or tender of shares of Common Stock for payment of the exercise price of an Award or satisfaction of tax withholding obligations in connection with an Award shall not make any such withheld, surrendered or tendered shares available for issuance under the Plan; and provided further, that no more than 3,000,000 shares shall be made available for purchase pursuant to incentive stock options.

(c)               Cash Settlement of Awards. To the extent any shares of Common Stock covered by an Award are not delivered to an Award holder or the holder’s Designated Beneficiary because the Award is settled in cash, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. Notwithstanding anything in the Plan or Grant Agreement to the contrary, all payments of cash shall be made to the Award holder or the holder’s Designated Beneficiary no later than the date that is two and one-half months following the end of year during which the Award holder becomes vested in the Award.

(d)               Code Section 162(m) Limit. Subject to adjustments as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under this Plan shall be limited to 500,000 shares. The maximum cash amount that may be payable in connection with any performance-based award denominated in restricted stock or stock units is the cash amount equal to the fair market value of the underlying shares. The maximum aggregate cash amount that may be payable in connection with cash incentive awards granted under the Plan during a calendar year to any one person is $2,000,000; provided, however, that this limit shall be multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months’ duration. The limitations set forth above in this Section 4(d) shall not be adjusted to effect a restoration of shares of Common Stock or a restoration against the cash amount limit with respect to which the related Award is terminated, surrendered or canceled.

5.                    Participation

Participation in the Plan shall be open to all employees, officers and other individuals providing bona fide services to or for the Corporation or any Affiliate of the Corporation, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Corporation or an Affiliate provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.                    Awards

(a)               Terms of Awards; Vesting. The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement, provided that all Awards shall have a minimum three-year graded or cliff vesting period, or a one-year vesting period plus performance criteria established by the Administrator.

(b)               Performance Factors. For purposes of ensuring that compensation arising from Awards granted under the Plan to officers and key employees of the Company is deductible as qualified performance-based compensation within the meaning of Code Section 162(m), the Administrator may provide that the granting, vesting, right to exercise or lapse of restrictions associated with, or settlement of, an Award (each, a “performance-based award”) is contingent upon the attainment of one or more pre-established, objective performance goals based on any, or any combination of, the following performance criteria as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups or an index covering multiple companies:

(i)                   Earnings or Profitability Metrics: including, but not limited to, earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, mortgage indemnification expense, early extinguishment of debt, stock-based compensation expense, changes in GAAP or critical accounting policies, or other extraordinary or non-recurring items, as specified by the Administrator when establishing the performance goals;

(ii)                Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);

(iii)             Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; or working capital;

(iv)            Liquidity Metrics: including, but not limited to, debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Administrator;

(v)               Stock Price, Equity and other Financial Metrics: including, but not limited to, return on stockholders’ equity; total shareholder return; revenue (gross, operating or net); revenue growth; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and

(vi)            Strategic Metrics: including, but not limited to, growth in assets; market penetration; business expansion; land management; sales, net sales or closings; inventory control; inventory, land or lot improvement or reduction; acquisitions or divestitures; market share.

Performance goals may include minimum, maximum and target levels of performance, with the size of the performance-based award or the lapse of restrictions with respect thereto based on the level attained. The Administrator may, at its sole discretion, modify the measurement criteria as applied to performance-based awards to offset any unintended results arising from events not anticipated when the performance goals were established; provided, that such modifications may be made with respect to an Award granted to any executive officer of the Company who is a “covered employee” within the meaning of Code Section 162(m) only to the extent permitted by Code Section 162(m) if the Administrator has designated such Award as intending to comply with Code Section 162(m).

(c)               Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options, as that term is defined in Code Section 422, or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code Sections 424(e) and (f), respectively, of the Corporation. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option. All stock options granted under the Plan must have an exercise price at least equal to Fair Market Value as of the date of grant and may not have a term longer than seven years. Except for adjustments pursuant to Section 7(c), the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price.

(d)               Restricted Stock Awards. The Administrator may from time to time grant restricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A restricted stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Notwithstanding anything in the Plan or Grant Agreement to the contrary, all payments of cash under this Section 6(d) shall be paid no later than the date that is two and one-half months following the end of the year during which the eligible participant becomes vested in the restricted stock Award.

(e)               Stock Unit Awards. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units in such amounts and on such terms and conditions as it shall determine. Stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation’s assets. An Award of stock units may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator and set forth in the relevant Grant Agreement. Notwithstanding anything in the Plan or Grant Agreement to the contrary, all payments of cash under this Section 6(e) shall be paid no later than the date that is two and one-half months following the end of year during which the eligible participant becomes vested in the Award of stock units. Shares of Common Stock awarded in connection with an Award of stock units may be issued for such consideration as may be determined by the Administrator, including for no consideration or such minimum consideration as may be required by law. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit to the grantee.

(f)                 Cash Incentive Awards. The Administrator may from time to time grant Awards to eligible participants in the form of cash incentive Awards in such amounts and on such terms and conditions as it shall determine. The size of a cash incentive Award shall be denominated in dollars, including without limitation by a formula denominated in dollars, such as a percentage of base salary. A cash incentive Award may be paid in cash, Common Stock, stock units or any combination of the foregoing as determined in the sole discretion of the Administrator. Notwithstanding anything in the Plan or Grant Agreement to the contrary, all payments in connection with a cash incentive Award granted under this Section 6(f) shall be paid no later than the date that is two and one-half months following the end of the year during which the eligible participant becomes vested in the Award.

7.                    Miscellaneous

(a)               Withholding of Taxes. Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. Notwithstanding the above, in no event may holders of Awards satisfy such tax liability through the tender or withholding of shares of Common Stock.

(b)               Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(c)               Adjustments; Business Combinations.

(i)                   Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Corporation, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Corporation to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)                In the event of any other changes affecting the Corporation, the capitalization of the Corporation or the Common Stock of the Corporation by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, except as otherwise provided in Section 7(d), in its discretion and without the consent of holders of Awards, may make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual, as provided in Section 4 of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

(iii)             The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.

(d)               Change in Control. Notwithstanding the provisions of Section 7(c)(ii), in the event of a Change in Control, all Awards under the Plan are automatically and fully vested and immediately exercisable or payable in whole or in part. The obligations of the Corporation pursuant to the Plan and performance with respect to rights of Award holders thereunder shall be assumed by any participant, successor-in-interest or beneficiary of or interested party in the Change in Control (collectively, the Change-in-Control Participant), and the Change-in-Control Participant shall cause the Awards to be assumed, or new rights substituted therefor, by another entity.

(e)               Substitution of Awards in Mergers and Acquisitions in which the Corporation or an Affiliate is the Acquiring Entity. Solely in the event that the Corporation or an Affiliate is an acquiring entity in a merger, acquisition and other business combination, Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of a target entity who become or are about to become employees, officers, consultants or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f)                 Compensation Committee Report. For each performance year and/or performance period, the Compensation Committee of the Board shall determine and set forth in writing not later than 90 days after the commencement of the performance year and/or performance period and in no event later than the point in time when 25 percent of the performance period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the participants under the Plan who are granted performance-based awards for the performance period; (ii) the nature and amount (or the objective formula for determining the amount) of the performance-based award that will be earned if specified performance objectives are met; (iii) the applicable performance factors; and (iv) any other objective terms and conditions that must be satisfied by the participant in order to earn the performance-based award.

(g)               Termination, Amendment and Modification of the Plan. The Administrator may terminate, amend or modify the Plan or any portion thereof at any time; provided, however, that the provisions of Section 6(c) relating to stock option repricing shall not be amended without approval by the Corporation’s stockholders, and any amendments to the Plan will not (i) materially increase the benefits accruing to participants under the Plan; (ii) materially increase the aggregate number of securities that may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan, without approval by the Corporation’s stockholders.

(h)               Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice. The Corporation expressly reserves the right at any time to dismiss an Award recipient free from any liability or claim under the Plan, except as expressly provided in the applicable Grant Agreement.

(i)                   No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

(j)                   Designated Beneficiaries. Unless otherwise provided in the applicable Grant Agreement, amounts or certificates due an Award recipient after his or her death under an Award shall be paid or delivered to the Award recipient’s Designated Beneficiary in accordance with the terms and conditions of the Award.

(k)               Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

(l)                   Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is approved by the stockholders of the Corporation. The Plan is unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards shall be granted under the Plan after the close of business on February 20, 2021.

EXHIBIT B

THE RYLAND GROUP, INC.

2011 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.                    Purpose and Types of Awards

The purpose of The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan (the “Plan”) is to align the interests of the members of the Board of Directors of the Corporation with the interests of the Corporation and its stockholders through an equity participation in the value of the Corporation’s Common Stock.

2.                    Definitions

“Award Date” means the date a Participant is eligible to receive a Stock Award.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee of the Board that is designated by the Compensation Committee or the Board from time to time to administer the Plan.

“Common Stock” means the Common Stock, $1.00 par value, of the Corporation.

“Corporation” means The Ryland Group, Inc., a Maryland corporation.

“Director” means a member of the Board.

“EDDCP II” means the Corporation’s Executive and Director Deferred Compensation Plan II, as amended from time to time, or any successor or companion plan, as well as any other non-qualified deferred compensation plan of the Corporation.

“Effective Date” means the date of the 2011 Annual Meeting of Stockholders of the Corporation, or any adjournment thereof, provided that the Plan is approved by the stockholders on such date.

“Employee” means any officer or employee of the Corporation or of its subsidiaries.

“Market Price” means the last reported sale price of the Common Stock on the New York Stock Exchange; or, if the Common Stock is not listed on the New York Stock Exchange, the closing price on such other exchange on which the Common Stock is traded; or, if quoted on the Nasdaq National Market System or other over-the-counter market, the last reported sales price on the Nasdaq National Market System or other over-the-counter market; or, if the Common Stock is not publicly traded, such price as shall be determined by the Committee to be the fair market value.

“Non-Employee Director” or “Participant” means a member of the Board who is not at the time also an Employee.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Award” means any grant of shares of Common Stock pursuant to the Plan.

3.                    Shares of Common Stock subject to the Plan

(a)               Subject to adjustment as provided in Section 3(b)below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 200,000 shares. The Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock, purchases by the Corporation on the open market or from any other proper source. The Corporation will set aside and reserve for issuance under the Plan 200,000 shares of Common Stock.

(b)               In the event of any stock dividend, stock split, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price below Market Price or similar change affecting the Common Stock, appropriate adjustment shall be made in the maximum number and kind of shares subject to the Plan, and subsequent grants of Stock Awards.

4.                    Administration of the Plan

Stock Award grants under the Plan are automatic as provided in Section 6. The Plan is administered by the Committee. The Committee shall have the powers vested in it by the terms of the Plan. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend rules and regulations for the administration of the Plan. Notwithstanding the foregoing, the Committee shall have no discretion with respect to the eligibility or selection of Participants. Any decisions of the Committee on the administration of the Plan shall be final, binding and conclusive.

5.                    Participation in the Plan

All Non-Employee Directors shall participate in the Plan.

6.                    Stock Awards

(a)               Annual Stock Award Grants. On May 1, 2011, and on each May 1st thereafter during the term of the Plan, each Participant on such date shall receive a Stock Award of 3,000 shares of Common Stock. Each person who first becomes a Participant after May 1, 2011 and on a date other than May 1st, shall receive, within 30 days of the date such person is appointed or elected as a Participant, a pro rata Stock Award of a number of shares of Common Stock equal to the number, rounded up to the nearest whole number, determined by multiplying 3,000 shares by a fraction, (i) the numerator of which is the number of days during the period measured from the date such person becomes a Participant or is elected or appointed as a Non-Employee Director until the next following April 30th, and (ii) the denominator of which is 365.

(b)               Deferral of Stock Awards. Participants may elect to defer receipt of a Stock Award in accordance with the terms and conditions of the EDDCP II. If a Participant elects to defer the receipt of payment of the shares of Common Stock subject to a Stock Award, the number of shares of Common Stock subject to the Stock Award shall be credited to an EDDCP II account on behalf of the Participant, and shall be subject thereafter to the terms and conditions of the EDDCP II. All deferral elections shall be made in accordance with the terms and conditions of the EDDCP II.

(c)               Cash Dividend Equivalent Rights in Respect of Deferred Stock Awards. On each cash dividend payment date with respect to deferred shares of Common Stock, the Participant shall receive a cash dividend equivalent payment in respect of such deferred Common Stock credited on a pro rata basis to their other non-Common Stock EDDCP II investment account(s).

(d)               Time of Vesting and Payment of Stock Awards. All Stock Awards shall be fully vested and nonforfeitable on the applicable Award Date. Unless otherwise deferred in accordance with Section 6(b), all payments of shares of Common Stock and transmittal of stock certificates, or other evidence of Common Stock ownership in relation to Stock Awards will be distributed as soon as practicable after the Award Date. The Corporation shall not issue fractions of a share of Common Stock. Whenever under the terms of the Plan, a fractional share of Common Stock is required to be issued, the Participant shall be paid in cash for such fractional share.

7.                    Continuation of Director or Other Status

Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Corporation will retain a Participant as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with or otherwise affecting the provisions of the Corporation’s Charter, Bylaws or the Maryland General Corporation Law relating to the removal of Directors.

8.                    Compliance with Government Regulations

Neither the Plan nor the Corporation shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the Common Stock may be listed have been fully met. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

9.                    Transferability of Rights

Except as otherwise determined by the Committee, no Participant shall have the right to assign any rights or interests under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such rights or interests, other than by will or the laws of descent and distribution.

10.            Amendment and Termination of the Plan

The Committee may amend, suspend or terminate the Plan or any portion thereof at any time as it determines appropriate, without further action by the Corporation’s stockholders, except to the extent required by applicable law, regulatory agency or stock exchanges upon which the Common Stock is listed. The Plan may be amended by the Committee at any time, retroactively if required, in the opinion of the Corporation, in order to ensure that the Plan complies with the requirements of Section 409A of the Code. No amendment shall be prejudicial to any interest of a Participant. If not sooner terminated by the Committee, the Plan shall terminate on April 25, 2021.

11.            Governing Law

The validity, construction and effect of the Plan, of written instruments entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such written instruments, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

12.            Applicability to Other Plans

After and subject to stockholder approval of this Plan, no further awards shall be granted under the Corporation’s 2006 Non-Employee Director Equity Plan.

13.            409A Savings Clause

It is intended that the Plan comply with Section 409A of the Code. The Plan shall be administered, interpreted and construed in a manner consistent with such Code Section. Should any provision of this Plan not comply with the provisions of Section 409A of the Code, that provision shall have no effect on the remaining parts of this Plan and this Plan shall be construed and enforced as if such provision had never been inserted herein.

14475 THE RYLAND GROUP, INC. Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders _ April 27, 2011 The undersigned stockholder of The Ryland Group, Inc. (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2011, and constitutes and appoints LARRY T. NICHOLSON, Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 27, 2011 at 8:00 a.m., local time, and at any adjournments thereof. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Corporation's Retirement Savings Opportunity Plan (the "Plan"). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 p.m. on April 22, 2011, the Plan's Trustee will vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from other Plan participants who provide direction on the voting of their shares. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF THE RYLAND GROUP, INC. April 27, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://investor.shareholder.com/ryl/sec.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Leslie M. Frécon O Roland A. Hernandez O William L. Jews O Ned Mansour O Robert E. Mellor O Norman J. Metcalfe O Larry T. Nicholson O Charlotte St. Martin O Robert G. van Schoonenberg 2. Consideration of an advisory vote on the compensation program for Ryland’s named executive officers. 3. Consideration of an advisory vote on the frequency of the advisory vote on the compensation program for Ryland’s named executive officers. 4. Approval of The Ryland Group, Inc. 2011 Equity and Incentive Plan. 5. Approval of The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan. 6. Consideration of a proposal from Calvert Asset Management Company, Inc. and the Nathan Cummings Foundation (stockholders). 7. Ratification of the appointment of Ernst & Young LLP as Ryland's independent registered public accounting firm for the fiscal year ending December 31, 2011. 8. In their discretion upon other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of The Ryland Group, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of Directors, and "FOR" proposals 2, 4, 5, 7, and "AGAINST" proposal 6 and a vote of “ONE YEAR” for proposal 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 4, 5, 7 AND "AGAINST" PROPOSAL 6 AND A VOTE OF “ONE YEAR” FOR PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x Please detach along perforated line and mail in the envelope provided. 20930403333000000000 7 042711 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN